Exhibit (a)(1)(i)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares,
evidenced by American Depositary Receipts,
All Ordinary Shares, Nominal Value €1 each, Held by U.S. Holders, and
All OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
the U.S. Dollar Equivalent of €8.50 Net Per American Depositary Share
(Each American Depositary Share Representing One Ordinary Share),
€8.50 Net Per Ordinary Share, and
€31.93 Plus Unpaid Accrued Interest Per OCEANE
by
Sierra Wireless France SAS
an indirect wholly-owned subsidiary of
Sierra Wireless, Inc.

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON,
NEW YORK CITY TIME, ON FEBRUARY 12, 2009, UNLESS THIS OFFER IS EXTENDED.

Sierra Wireless France SAS (“Purchaser”, “we” or “us”), an indirect wholly-owned subsidiary of Sierra Wireless, Inc. (“Parent”), is seeking to acquire for cash all outstanding ordinary shares, nominal value €1.00 (“Shares”), of Wavecom S.A. (“Wavecom” or the “Company”), all Wavecom Shares represented by American Depositary Shares (“ADSs”), including any dividends payable, and all Wavecom bonds convertible and/or exchangeable for newly issued or existing Shares by option (obligations à options de conversion et/ou d’échange en actions nouvelles ou existantes) (the “OCEANEs”) through concurrent offers in the United States (the “U.S. Offer” or “this Offer”) and in France (the “French Offer” and, together with the U.S. Offer, the “Offers”). For the purposes of this Offer to Purchase, the Shares, OCEANEs and ADSs are collectively referred to as “Securities.”

U.S. Holders of stock options, warrants (bons de souscription d’actions), founder’s share warrants (bons de souscription de parts de créateur d’entreprise) giving right to subscribe and/or acquire Shares of Wavecom and free shares issued pursuant to the free share scheme for employees that are subject to vesting or holding periods (collectively the “Warrants/Options”) cannot tender their Warrants/Options into this Offer. This Offer is only for the Shares, ADSs and OCEANEs of Wavecom. U.S. Holders of Warrants/Options who wish to tender into this Offer can only do so if their Warrants/Options are exchangeable or exercisable for Wavecom Shares, exercised (in accordance with their terms) and Shares obtained in respect thereof are timely tendered.

In this Offer, Purchaser is seeking to acquire all outstanding Shares and OCEANEs held by U.S. Holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as well as all outstanding ADSs held by holders wherever located. Non-U.S. holders of Shares and OCEANEs who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to those holders may tender their Shares only into the French Offer. U.S. holders of Shares and OCEANEs may tender their Securities only into this Offer. All ADSs, wherever the holder is located, may be tendered only into this Offer. In the event that the price to be paid in the French Offer for any Securities is increased, Purchaser will make a corresponding increase to the price paid in this Offer.

The board of directors (Conseil d’administration) of Wavecom (the “Wavecom Board”) has unanimously resolved that the Offers are in the best interests of Wavecom, Wavecom’s shareholders, Wavecom’s employees and Wavecom’s other stakeholders. The Wavecom Board has recommended that holders of Securities accept the Offers and tender their Securities.

The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs) that represent at least 50% plus one voting right of Wavecom as of the date of closing of the last of the two Offers, which takes into account (i) all the Shares validly tendered to the Offers (including Shares represented by ADSs) as of the date of closing of the last of the two Offers, and (ii) all existing Shares of the Company as of the date of closing of the last of the two Offers, including the Shares represented by ADSs (less all treasury shares).

A summary of the principal terms of this Offer appears on pages i through vii. You should read this entire document carefully before deciding whether to tender your Securities.

THIS DOCUMENT HAS NOT RECEIVED THE VISA OF THE FRENCH AUTORITÉ DES MARCHÉS FINANCIERS. ACCORDINGLY, THIS DOCUMENT MAY NOT BE USED TO MAKE OFFERS IN CONNECTION WITH THE FRENCH OFFER.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS letter of transmittal, the forms of acceptance for Shares and OCEANEs and other related materials may be obtained from the Information Agent or the Dealer Manager.

The Information Agent for the U.S. Offer is:

D.F. KING & CO., INC.

The U.S. Tender Agent for the U.S. Offer is:

THE BANK OF NEW YORK MELLON

The Dealer Manager for the U.S. Offer is:

January 8, 2009

SUMMARY TERM SHEET	i
INTRODUCTION	1
THE TENDER OFFER	4
1. Terms of this Offer	4
2. Acceptance for Payment, Return of and Payment for Securities	7
3. Procedure for Accepting this Offer and Tendering Securities	8
4. Withdrawal Rights	13
5. Certain Information Regarding Wavecom	13
6. Material United States Federal and French Income Tax Considerations	15
7. Price Range of Shares, OCEANEs and ADSs; Dividends	17
8. Certain Information Regarding Parent and Purchaser	18
9. Source and Amount of Funds	19
10. Background of the Offers; Contacts with Wavecom	20
11. Purpose of the Offers and Plans for Wavecom	22
12. Certain Effects of the Offers	23
13. Certain Agreements	24
14. Dividends and Distributions	27
15. Certain Conditions to the Offers; Withdrawal of the Offers	27
16. Required Regulatory Approvals; Certain Legal Matters	28
17. Fees and Expenses	29
18. Miscellaneous	30
SCHEDULE A — INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF SIERRA WIRELESS, INC. AND SIERRA WIRELESS FRANCE SAS	A-1

SUMMARY TERM SHEET

This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related ADS letter of transmittal and the forms of acceptance for Shares and OCEANEs. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related ADS letter of transmittal and the forms of acceptance for Shares and OCEANEs. We urge you to read carefully this entire Offer to Purchase and the related ADS letter of transmittal and the forms of acceptance for Shares and OCEANEs before making any decision regarding whether to tender your Securities. All capitalized terms not defined in this summary term sheet shall have the meanings given to them in the main body of this Offer to Purchase.

Purchaser is proposing to acquire for cash all Shares and OCEANEs issued by Wavecom and all ADSs representing Shares in two separate, but concurrent and related, tender offers in the United States and France. In this Offer, Purchaser is seeking to acquire all outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act), as well as all outstanding ADSs held by holders wherever located. Non-U.S. holders of Shares and OCEANEs who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to those holders may tender their Shares and OCEANEs only into the French Offer. U.S. holders of Shares and OCEANEs may tender their Securities only into this Offer. All ADSs, wherever the holder is located, may be tendered only into this Offer.

Wavecom’s Shares and OCEANEs are listed and traded on the Eurolist by Euronexttm market (“Euronext”) in France, and its ADSs are listed on the Nasdaq Global Market (“Nasdaq”) in the United States and, as a result, Wavecom is subject to the securities laws, rules and regulations of France and the United States. Some of the information contained in this Offer to Purchase is included because it is required to be included in the similar document being used for the French Offer, and Purchaser wanted to make that information available to you as well. Some of that information has been prepared in accordance with French format and style, which differs from U.S. format and style for documents of this type, and is presented in this Offer to Purchase as a direct translation of the comparable section of the French offer document.

The Wavecom Board

The Wavecom Board met on December 1, 2008 and unanimously resolved that the Offers are in the best interests of Wavecom, Wavecom’s employees and, subject to consideration of a fairness opinion drawn up by an independent expert, Wavecom’s shareholders. At a meeting of the Wavecom Board held on December 23, 2008 the Wavecom Board unanimously determined that the Offers are in the best interest of Wavecom, Wavecom’s shareholders, Wavecom’s employees and Wavecoms’s other stakeholders, and it recommended that the owners of Securities tender their Securities in the Offers. The Wavecom Board recommends that holders of Securities accept the Offers and tender their Securities.

The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs) that represent at least 50% plus one voting right of Wavecom as of the date of closing of the last of the two Offers, which takes into account (i) all the Shares validly tendered to the Offers (including Shares represented by ADSs) as of the date of closing of the last of the two Offers, and (ii) all existing Shares of the Company as of the date of closing of the last of the two Offers, including Shares represented the by ADSs (less all treasury shares). The following are some of the questions you, as a holder of Securities, may have and answers to these questions.

Who is offering to buy my Securities?

Purchaser is a société par actions simplifiée organized under the laws of France. It is an indirect wholly-owned subsidiary of Parent, which is a Canadian corporation. Purchaser was formed by Parent in order to consummate the Offers. See Section 8 — “Certain Information Regarding Parent and Purchaser.”

What Securities are being sought in this Offer?

In this Offer, we are offering to purchase all Shares and OCEANEs of Wavecom held by U.S. holders, and all outstanding ADSs of Wavecom held by any holder, wherever located. See “INTRODUCTION” and Section 1 — “Terms of this Offer.” The remainder of Wavecom’s outstanding Shares and OCEANEs are the subject of the French Offer.

U.S. Holders of stock options, warrants (bons de souscription d’actions), founder’s share warrants (bons de souscription de parts de créateur d’entreprise) giving right to subscribe and/or acquire Shares of Wavecom and free shares issued pursuant to

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the free share scheme for employees that are subject to vesting or holding periods (collectively the “Warrants/Options”) cannot tender their Warrants/Options into this Offer. This Offer is only for the Shares, ADSs and OCEANEs of Wavecom. U.S. Holders of Warrants/Options who wish to tender into this Offer can only do so if their Warrants/Options are exchangeable for Wavecom Shares, exercised (in accordance with their terms) and Shares obtained in respect thereof are timely tendered.

Why is there a separate French Offer?

U.S. and French law and practice relating to tender offers are inconsistent in a number of ways. This Offer complies with U.S. law and practice and will be conducted in accordance with the U.S. Federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act, except to the extent of any relief granted by the Commission. The French Offer complies with French law and practice. The terms and conditions of the two Offers, however, are substantially the same, except that persons tendering Shares and OCEANEs will receive euros and persons tendering ADSs will receive U.S. dollars. See “INTRODUCTION.”

Who can participate in this Offer?

U.S. holders of Shares and OCEANEs of Wavecom and holders of ADSs of Wavecom, wherever located, may tender their Securities only in this Offer. Non-U.S. holders of Shares and OCEANEs may not tender in this Offer. See “INTRODUCTION.”

Who can participate in the French Offer?

Non-U.S. holders of Shares and OCEANEs of Wavecom may tender their Securities only in the French Offer, subject to the local laws and regulations applicable to those holders. Holders of ADSs of Wavecom, wherever located, and U.S. holders of other Wavecom Securities, may not tender in the French Offer. See “INTRODUCTION.”

What are the differences between this Offer and the French Offer?

The terms and conditions of this Offer and the French Offer are substantially the same. As a result of differences in law and market practice between the United States and France, however, the procedures for accepting this Offer and tendering Securities, and some of the rights of tendering holders of Securities, under this Offer and the French Offer are not identical. The primary difference between the Offers is that this Offer is made to U.S. holders of Shares and OCEANEs of Wavecom and to holders of Wavecom ADSs, wherever located, while the French Offer is made to holders of Shares and OCEANEs of Wavecom outside of the U.S., subject to the local laws and regulations applicable to such holders. Holders tendering Shares and OCEANEs in the Offers will be paid in euros, while holders tendering ADSs in this Offer will be paid in U.S. dollars. An additional difference is that the U.S. Offer is expected to open for acceptances one day prior to the French Offer. See Section 1 — “Terms of this Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

Purchaser is offering to pay the U.S. dollar equivalent of €8.50 net per ADS (including any dividends payable). Purchaser is also offering to pay €8.50 net per Share (including any dividends payable) and €31.93 plus Unpaid Accrued Interest per OCEANE.

“Unpaid Accrued Interest” means the interest accrued but unpaid, calculated pro rata to the number of days from the last interest payment date to the day of settlement for the OCEANEs.

In each case, the consideration will be paid to you in cash, less any relevant withholding taxes. Amounts in respect of the ADSs will be payable in U.S. dollars calculated by using the spot market exchange rate for the U.S. dollar against the euro on the date on which the U.S. Tender Agent receives confirmation of deposit of the euro funds into its account at its French custodian.

If you are the record owner of your Securities and you tender your Securities to Purchaser in this Offer, you will not have to pay brokerage fees or similar expenses. If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “INTRODUCTION” and Section 1 — “Terms of this Offer.”

Should Wavecom pay any dividends or implement any form of distribution, including a capital decrease or capital amortization, or an interim dividend, in any form whatsoever, whether in cash, shares or another form of securities, and if such distribution takes place before the settlement of the Offers, Purchaser will take one of the two following actions: 1. reduce the offer price of €8.50 per Share by an amount equal to the net value of any dividends or distribution paid by Wavecom, provided that such net value of any dividends or distribution does not include any tax credit or reimbursement of an advanced tax payment (remboursement du précompte) and is calculated before withholding tax (retenue à la source) (the “Adjustment”); or 2. withdraw the Offers pursuant to article 232-11°2 of the AMF General Regulations. In each case, the Adjustment or the withdrawal of the Offers shall be submitted to the AMF, and in the case of an Adjustment, is subject to any extension of the Offers as may be required by applicable law or regulation. See Section 1 — “Terms of his Offer.”

Do you have the financial resources to make payment?

Yes. Parent will provide, or cause to be provided, to Purchaser sufficient funds to purchase all Securities successfully tendered in this Offer. See Section 9 — “Source and Amount of Funds.”

Until when can I tender in this Offer?

Your tender must be completed prior to 12:00 noon, New York City time, on February 12, 2009, or until the expiration date of any extension of this Offer, to decide whether to tender your Securities in this Offer. The French Offer is currently scheduled to expire on the same date as this Offer.

Can this Offer be extended and under what circumstances?

Yes. We may be required to extend this Offer under applicable U.S. securities laws. In addition, the expiration date and any extensions of the French Offer are, under French law, determined by the Authorité des marchés financiers (the (“AMF”). The AMF is a French regulatory body responsible for regulating tender offers. If the AMF extends the French Offer for any reason, we may extend this Offer so that this Offer and the French Offer will expire on the same date. If this Offer is extended, you will have until the expiration of this Offer, as so extended, to decide whether to tender. See Section 1 — “Terms of this Offer.”

If, as a result of the Offers, we acquire Shares (including Shares represented by ADSs) representing at least 50% plus one of Wavecom’s voting rights, the AMF will automatically reopen the French Offer for at least 10 French Trading Days. A “French Trading Day” is any day on which Euronext is open for trading. If a subsequent offering period is opened for the French Offer, we may elect to provide a subsequent offering period (the “Subsequent Offering Period”) for this Offer. In the event of a Subsequent Offering Period, we will offer the same consideration that was offered during this Offer. We will accept any and all Securities validly tendered during the Subsequent Offering Period and not properly withdrawn prior to the expiration of the Subsequent Offering Period. The payment of the consideration to the tendering securityholders for their Securities tendered in the Subsequent Offering Period will occur following the expiration of such period. See Section 1 — “Terms of this Offer.”

How will I be notified if the initial Offer deadline is extended?

If we extend this Offer, we will make a public announcement of the extension, by no later than 9:00 a.m., New York City time, on the next business day after this Offer was previously scheduled to expire. In addition, we will inform The Bank of New York Mellon, the tender agent for this Offer (the “U.S. Tender Agent”), of that fact. See Section 1 — “Terms of this Offer.”

What are the conditions to this Offer?

We are not obligated to purchase any tendered Securities if Shares (including Shares represented by ADSs) validly tendered and not withdrawn prior to the expiration of the Offers do not represent at least 50% plus one of Wavecom’s voting rights, which takes into account (i) all the Shares validly tendered to the Offers (including Shares represented by ADSs) as of the date of closing of the last of the two Offers, and (ii) all existing Shares of the Company as of the date of closing of the last of the two Offers, including the Shares represented by ADSs (less all treasury shares).

What approvals are applicable to the Offers?

Our acquisition of Wavecom is subject to the filing and review requirements of antitrust authorities in the United States. Under applicable U.S. law, we may not complete the Offers before the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “Waiting Period”) and no orders have been issued prohibiting the transaction. We were informed on December 12, 2008 that U.S. regulators granted early termination of the applicable Waiting Period.

The Offers may be subject to the antitrust or other laws of certain jurisdictions. Based upon an examination of publicly available information relating to the businesses in which Wavecom and its subsidiaries are engaged, we believe we can obtain all applicable antitrust regulatory approvals required for the acquisition of the Securities pursuant to the Offers, and the Offers are not subject to any antitrust condition.

A more detailed discussion of the conditions to consummation of this Offer may be found in Section 15 — “Certain Conditions to the Offers; Withdrawal of the Offers.”

When will I know the outcome of this Offer?

The AMF will publicly announce the final results of the Offers by publishing a closing notice (avis de résultat définitif) in principle no later than nine French Trading Days after the expiration of the Offers. However, if before that it is determined that the Minimum Tender Condition has been met, the AMF will publish provisional results (avis de résultat provisoire). We will issue a press release announcing the results of both this Offer and the French Offer at the latest by 9:00 a.m., New York City time, on the next business day after the publication by the AMF of the closing notice. See Section 1 — “Terms of this Offer.”

When and how will I be paid for my tendered Wavecom Securities?

Assuming satisfaction of the Minimum Tender Condition (see Section 15 — “Certain Conditions to the Offers; Withdrawals of the Offers”), we will pay for all validly tendered and not withdrawn Shares and OCEANEs following the date of expiration of the Offers, as this date may be extended, in accordance with the timetable determined by Euronext. We will pay for your validly tendered and not withdrawn Shares and OCEANEs by depositing the purchase price with the U.S. Tender Agent, which will act as agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Securities will be made only after timely receipt by the U.S. Tender Agent of all requisite documentation. ADS holders will be paid after the U.S. Tender Agent has received payment from us and has converted that payment from euros into U.S. dollars. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

I hold American depositary receipts for ADSs. How do I accept this Offer?

If you hold American depositary receipts (“ADRs”) evidencing ADSs, complete and sign the ADS letter of transmittal provided along with this Offer to Purchase and send it, together with your ADRs and any other required documents, to the U.S. Tender Agent before the expiration of this Offer. Do not send your certificates to Purchaser, the Information Agent or the Dealer Manager. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

I hold ADSs in book-entry form. How do I accept this Offer?

If you hold ADSs in book-entry form, complete the confirmation of a book-entry transfer of your ADSs into the account of the U.S. Tender Agent at DTC, and send either an Agent’s Message (as defined in Section 3) or an ADS letter of transmittal and any other required documents to the U.S. Tender Agent before the expiration of this Offer. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

I hold Shares through a U.S. custodian, such as a broker, bank or trust company. How do I accept this Offer?

If you hold Shares through a U.S. custodian, you should not complete the ADS letter of transmittal. Instead, your U.S. custodian should forward to you the form of acceptance for Shares. If you have not yet received the form of acceptance for Shares and instructions from your U.S. custodian, please contact your U.S. custodian directly or the Information Agent. You must instruct your U.S. custodian to deliver your Shares to the account of the U.S. Tender Agent at BNP Paribas, its French custodian, and complete and deliver the form of acceptance for Shares to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. If your Shares are held in pure registered form (nominatif pur), you must first request that your Shares be converted to administered registered form (nominatif administré) or to bearer form (au porteur). The conversion takes approximately one to five French Trading Days. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

I hold Shares through a French financial intermediary. How do I accept this Offer?

If you hold Shares through a French financial intermediary, you should not complete the ADS letter of transmittal. You must instruct your U.S. custodian to deliver your Shares to the account of the U.S. Tender Agent at BNP Paribas, its French custodian, and complete and deliver the form of acceptance for Shares to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. Questions and requests for assistance may also be directed to the Information Agent. If your Shares are held in pure registered form (nominatif pur), you must first request that your Shares be converted to administered registered form (nominatif administré) or to bearer form (au porteur). The conversion takes approximately one to five French Trading Days. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

I hold OCEANEs through a U.S. custodian, such as a broker, bank or trust company. How do I accept this Offer?

If you hold OCEANEs through a U.S. custodian, you should not complete the ADS letter of transmittal. Instead, your U.S. custodian should forward to you the form of acceptance for OCEANEs. If you have not yet received the form of acceptance for OCEANEs and instructions from your U.S. custodian, please contact your U.S. custodian or the Information Agent. You must instruct your U.S. custodian to deliver your OCEANEs to the account of the U.S. Tender Agent at BNP Paribas, its French custodian, and complete and deliver the form of acceptance for OCEANEs to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. If your OCEANEs are held in pure registered form (nominatif pur), you must first request that your OCEANEs be converted to administered registered form (nominatif administré) or to bearer form (au porteur). The conversion takes approximately one to five French Trading Days. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

I hold OCEANEs through a French financial intermediary. How do I accept this Offer?

If you hold OCEANEs through a French financial intermediary, you should not complete the ADS letter of transmittal. You must instruct your U.S. custodian to deliver your OCEANEs to the account of the U.S. Tender Agent at BNP Paribas, its French custodian, and complete and deliver the form of acceptance for OCEANEs to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. Questions and requests for assistance may also be directed to the Information Agent. If your OCEANEs are held in pure registered form (nominatif pur), you must first request that your OCEANEs be converted to administered registered form (nominatif administré) or to bearer form (au porteur). The conversion takes approximately one to five French Trading Days. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

Can I withdraw previously tendered Securities? If so, until what time?

You can withdraw Securities that you previously tendered at any time until this Offer has expired. Shares, OCEANEs and ADSs tendered in this Offer may not be withdrawn during the period from the expiration of this Offer until the AMF announces the final results of the Offers and we have made arrangements for payment.

In the event we provide a Subsequent Offering Period following this Offer, Securities tendered in the Subsequent Offering Period may be withdrawn at any time prior to the expiration of such period. No withdrawal rights will apply during the Subsequent Offering Period to Securities previously tendered in this Offer and accepted for payment. We will accept any and all Securities validly tendered during such Subsequent Offering Period and not properly withdrawn prior to its expiration. See “INTRODUCTION,” Section 1 — “Terms of this Offer” and Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Securities?

To withdraw Securities that you previously tendered, you must deliver a written notice of withdrawal, with the required information, to the U.S. Tender Agent while you still have the right to withdraw the Securities. See Section 1 — “Terms of this Offer” and Section 4 — “Withdrawal Rights.”

If I decide not to tender, how will the Offers affect my Wavecom Securities?

We reserve the right to acquire all Shares (including Shares represented by ADSs) and OCEANEs that have not been tendered in the Offers pursuant to a squeeze-out transaction or a mandatory buyout followed by a squeeze-out. If we undertake a

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squeeze-out transaction, you will be forced to exchange your Shares, ADSs or OCEANEs for cash. See Section 11 — “Purpose of the Offers and Plans for Wavecom.”

In addition, even if we are unable to, or elect not to, undertake a squeeze-out transaction, it is possible that, after completion of the Offers, the number of holders of Wavecom Securities and the number of Wavecom Securities that are still in the hands of the public may be so small that there will no longer be an active trading market for Wavecom Shares, ADSs or OCEANEs. We may, if possible after the Offers, cause the Wavecom Shares and OCEANEs to cease to be listed and traded on Euronext, and we currently intend to cause the ADSs to cease to be listed and traded on Nasdaq, or any other securities exchange. We also intend to cause Wavecom, as soon as permitted after the Offers, to deregister the Shares and ADSs so it may cease to make filings with the Commission or otherwise cease being required to comply with the Commission’s rules relating to publicly held companies. We may also request that Wavecom terminate the existing deposit agreement with The Bank of New York Mellon, through which the ADS program is operated. See Section 12 — “Certain Effects of the Offers.”

The change in ownership of the Shares (including Shares represented by ADSs) resulting from the Offers may constitute a change of control under the terms of the OCEANEs that would give rise to a redemption right at the option of the holders of the OCEANEs. See Section 3 — “Procedure for Accepting this Offer and Tendering Securities.”

What does the Wavecom Board of Directors think of the Offers?

We are making the Offers pursuant to an agreement between Parent and Wavecom (the “Memorandum of Understanding”). The Wavecom Board has unanimously resolved that the Offers are in the best interests of Wavecom, Wavecom’s shareholders, Wavecom’s employees, and Wavecom’s other stakeholders. The Wavecom Board recommends that holders of Securities accept the Offers and tender their Securities.

A description of the reasons for the Wavecom Board’s recommendation of the Offers is set forth in Wavecom’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being provided to holders of Shares and ADSs (the “Schedule 14D-9”). See “INTRODUCTION.”

Will the Offers be followed by a squeeze-out if all the Securities are not tendered in the Offers?

The purpose of the Offers is to acquire control of, and the entire equity interest in, Wavecom.

Pursuant to Articles 237-14 et seq. of the AMF General Regulations, we intend, within a period of three months after the closing of the Offers, to request the AMF to implement a squeeze-out of (i) Shares that have not been tendered in the Offers if such Shares represent no more than 5% of the share capital or voting rights of Wavecom and (ii) OCEANEs that have not been tendered in the Offers if the sum of the Shares not tendered in the Offers and of the Shares which could be issued upon conversion of the OCEANEs into Shares not contributed to the Offers represent no more than 5% of the sum of the existing Shares and the Shares which may be issued upon conversion of OCEANEs, subject to compensation being paid to such holders of Shares.

In addition, we reserve the right, if at any time we hold, directly or indirectly, at least 95% of the voting rights of Wavecom, and a squeeze-out has not been implemented as described above, to file with the AMF a draft minority buy-out offer followed by, assuming we hold at least 95% of Shares, a squeeze-out of Shares and OCEANEs that are not held directly or indirectly by us. In such case, the squeeze-out will be subject to the control of the AMF. The AMF will determine whether the financial terms of the squeeze-out satisfy the valuation of the Shares and OCEANEs that we furnish and the report provided by the independent expert appointed in accordance with the provisions of Article 261-1 II of the AMF General Regulations.

In the event that we are not able to implement a squeeze-out after the completion of the Offers, we reserve the right to request Euronext to delist the Shares from Euronext. Euronext will only approve such request if the liquidity of Shares is significantly reduced following the closing of the Offers, so that delisting would be in the interest of the market. We also reserve the right to request to delist the ADSs from Nasdaq, whether or not the Shares have been delisted from Euronext.

See Section 11 — “Purpose of the Offers and Plans for Wavecom” and Section 12 — “Certain Effects of the Offers.”

What is the market value of my Securities as of a recent date?

On October 3, 2008, the last full trading day prior to the announcement of the Gemalto Offer (defined below), the closing price of the Shares reported on Euronext was €4.08 per Share. On October 3, 2008, the last full trading day prior to the announcement of the Gemalto Offer, the closing price of the ADSs reported on Nasdaq was U.S.$5.60 per ADS. The OCEANEs are mainly traded over-the-counter and the liquidity on Eurolist by Euronext is very limited. On September 5, 2008, the last day that OCEANEs were traded prior to the announcement of the Gemalto Offer, the closing price for OCEANEs reported on Eurolist by Euronext was €16.80 per OCEANE.

The price that Purchaser is offering represents a premium of approximately 49% compared to Wavecom’s one month average of closing prices for the Shares prior to October 3, 2008, a 103% premium to the closing price of the Shares on October 3, 2008, and a 47% premium to the price of OCEANEs on September 5, 2008, the last day on which OCEANEs were traded before the announcement of the Gemalto Offer.

As of January 7, 2009, the daily high price for the Shares reported on Euronext was €8.38 per share, for OCEANEs reported on Eurolist by Euronext was €30.33 and for ADSs reported on Nasdaq was $11.54.

The price that Purchaser is offering for Shares (and ADSs) is approximately 21% higher than the corresponding offer price in the Gemalto Offer. The price that Purchaser is offering for OCEANEs is approximately 2% higher than the corresponding price in the Gemalto Offer.

We advise you to obtain a recent quotation for the Shares, OCEANEs and ADSs before deciding whether to tender your Securities. See Section 7 — “Price Range of Shares, OCEANEs and ADSs; Dividends.”

Will I be taxed on the cash that I receive?

If you hold Shares, OCEANEs or ADSs as capital assets for U.S. tax purposes and are a U.S. person, you will generally recognize a capital gain or loss for U.S. federal income tax purposes on a sale of the Securities for cash pursuant to this Offer, in an amount equal to the difference between the amount received (other than the U.S. dollar amount of Unpaid Accrued Interest) and your tax basis in the Securities. The U.S. dollar amount of Unpaid Accrued Interest that you receive will generally be treated as ordinary interest income. If you are not resident in France for French tax purposes, you will generally not be subject to French tax in respect of such a sale. See Section 6 — “Material United States Federal and French Income Tax Considerations.”

Is this Offer related to the Gemalto Offer?

As disclosed on October 6, 2008, in Exhibits 99(a)(5)(a) and 99(a)(5)(b) to the Form SC TO-C filed with the SEC by Gemalto S.A., a société anonyme organized under the laws of France and controlled as defined by article L.233-3 of the French Commercial Code by Gemalto N.V., a corporation (naamloze vennootsschap) organized under the laws of The Netherlands (“Gemalto”), Gemalto announced an offer to purchase the Shares of Wavecom for €7 per Share and the OCEANEs of Wavecom for €20 per OCEANE (the “Gemalto Offer”). As disclosed on October 17, 2008, in Exhibit 99(a)(5)(o) to the Form SC TO-C filed with the SEC by Gemalto, Gemalto raised its offer price for OCEANEs to €31.30 per OCEANE. This Offer is not part of the Gemalto Offer and is presented as an alternative to the Gemalto Offer. This Offer to purchase Wavecom Shares offers a 21% premium over the offer price for Shares in the Gemalto Offer and a 2% premium over the offer price for OCEANEs in the Gemalto Offer.

As disclosed on December 3, 2008, in Exhibit 99(a)(5)(viii) in Amendment No. 5 to Gemalto’s Schedule TO-T, Gemalto issued a press release stating that it would not raise its bid for Wavecom and that it would inform the AMF of its intention to terminate the Gemalto Offer. On December 9, 2008, the AMF announced that it would extend the expiration date of the Gemalto Offer until at least the publication of the timetable for the French Offer.

As of the date of this Offer to Purchase, the Gemalto Offer has not been withdrawn.

Who can I talk to if I have questions about this Offer?

D.F. King & Co., Inc. is acting as the Information Agent for this Offer and Lazard Frères & Co. LLC is acting as the Dealer Manager for this Offer. They can be contacted as described on the back cover of this Offer to Purchase.

To All Holders of American Depositary Shares of Wavecom,
All U.S. Holders of Ordinary Shares of Wavecom,
and All U.S. Holders of OCEANEs of Wavecom:

INTRODUCTION

Sierra Wireless France SAS (“Purchaser,” “we” or “us”), a société par actions simplifiée, organized under the laws of France, and an indirect wholly-owned subsidiary of Sierra Wireless, Inc., a Canadian corporation (“Parent”), is seeking to acquire the following classes of Securities of Wavecom S.A., a société anonyme organized under the laws of France (“Wavecom” or the “Company”):

•	all outstanding ordinary shares, nominal value €1.00 per share (“Shares”), as well as all Shares which may be issued upon the exercise of the Options or conversion of the OCEANEs, i.e. to our knowledge a maximum of 18,789,899 Shares;

•	all outstanding American Depositary Shares, each representing one Share (“ADSs”); and

•	all outstanding bonds convertible and/or exchangeable for newly issued or existing Shares by option (obligations à options de conversion et/ou d’échange en actions nouvelles ou existantes) (the “OCEANEs”).

For the purposes of this Offer to Purchase, Shares, OCEANEs and ADSs are collectively referred to as “Securities.”

Wavecom is a French company with Securities traded in France and Securities held by residents of, and traded in, the United States and, as a result, we are offering to purchase all Shares, OCEANEs and ADSs in two separate, but concurrent and related, offers in France (the “French Offer”) and in the United States (the “U.S. Offer” or “this Offer”). Each offer provides equivalent consideration for Securities tendered, and each offer is on substantially the same terms. The U.S. Offer and the French Offer are referred to collectively as the “Offers.”

In this Offer, Purchaser is seeking to acquire all outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as well as all outstanding ADSs held by holders wherever located. Non-U.S. holders of Shares and OCEANEs who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to those holders may tender their Securities only into the French Offer. U.S. holders of Shares and OCEANEs may tender their Securities only into this Offer. Note, however, that the U.S. Tender Agent (as defined below) cannot and will not determine whether tendering holders are U.S. Holders or not. All ADSs, wherever the holder is located, may be tendered only into this Offer. In the event that the price to be paid in the French Offer for any Shares is increased, Purchaser will make a corresponding increase to the price paid in this Offer.

On December 2, 2008, Lazard Frères Banque, acting on our behalf, filed with the Autorité des marchés financiers (the “AMF”) a letter containing the terms of the French Offer and a draft of the offer document (Note d’Information) with respect to the French Offer. Following the filing with the AMF, the AMF published on the same day the material terms of the French Offer in an official notice (avis de dépôt). On January 6, 2009 the AMF declared the French Offer compliant and published a declaration to that effect (avis de conformité) granting its visa with respect to the French offer document. Accordingly, the French Offer will open for acceptances of tenders shortly after the date on which this Offer opens for acceptances of tenders.

We hereby offer to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €8.50 net per ADS. We also offer to purchase all outstanding Shares held by U.S. holders for cash in an amount of €8.50 net per Share (including any dividends payable) and all outstanding OCEANEs held by U.S. holders for cash in an amount of €31.93 plus Unpaid Accrued Interest per OCEANE.

“Unpaid Accrued Interest” means the interest accrued but unpaid, calculated pro rata to the number of days from the last interest payment date to the day of settlement for the OCEANEs. Within five French Trading Days preceding the expiration of the Offers (and the subsequent offering period, if any), a financial notice will be published by Purchaser indicating the exact amount of the Unpaid Accrued Interest on the OCEANEs as well as the aggregate price per OCEANE including such unpaid interest. A “French Trading Day” is any day on which Euronext is open for trading.

The consideration will be paid to you in cash, less any relevant withholding taxes. Amounts for the ADSs will be payable in U.S. dollars calculated in the manner described in Section 1 — “Terms of this Offer.” Amounts for the Shares and OCEANEs will be payable in euros.

Tendering holders of ADSs whose American depositary receipts (“ADRs”) are registered in their own names and who tender directly to the U.S. Tender Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to the terms of the ADS letter of transmittal, transfer taxes on the purchase of ADSs by Purchaser. However, if you do not complete and sign the Substitute Form W-9 that is included in the ADS letter of transmittal, you may be subject to a required U.S. Federal backup withholding tax of 28% of the gross proceeds payable to you. See Section 6 — “Material United States Federal and French Income Tax Considerations.” Holders of ADSs who hold their interests in ADSs through brokers or banks should check with these institutions as to whether they charge any service fees.

Should Wavecom pay any dividends or implement any form of distribution, including a capital decrease or capital amortization, or an interim dividend, in any form whatsoever, whether in cash, shares or another form of securities, and if such distribution takes place before the settlement of the Offers, Purchaser will take one of the two following actions: 1. reduce the offer price of €8.50 per Share by an amount equal to the net value of any dividends or distribution paid by Wavecom, provided that such net value of any dividends or distribution does not include any tax credit or reimbursement of an advanced tax payment (remboursement du précompte) and is calculated before withholding tax (retenue à la source) (the “Adjustment”); or 2. withdraw the Offers pursuant to article 232-11°2 of the AMF General Regulations. In each case, the Adjustment or the withdrawal of the Offers shall be submitted to the AMF, and in the case of an Adjustment, is subject to any extension of the Offers as may be required by applicable law or regulation.

Purchaser will pay or reimburse certain of the charges and expenses incurred by Lazard Frères & Co. LLC, which is acting as the dealer manager (the “Dealer Manager”), The Bank of New York Mellon, which is acting as the tender agent (the “U.S. Tender Agent”) and D.F. King & Co., Inc., which is acting as the information agent (the “Information Agent”).

The U.S. Offer will expire at 12:00 noon, New York City time, on February 12, 2009 unless extended. See Section 1 — “Terms of this Offer.”

Parent and Wavecom entered into an agreement, dated December 1, 2008, which provided for the Offers to be made subject to certain conditions (the “Memorandum of Understanding”). See Section 13 — “Certain Agreements.”

The board of directors (Conseil d’administration) of Wavecom (the “Wavecom Board”) has unanimously resolved that the Offers are in the best interests of Wavecom, Wavecom’s shareholders, Wavecom’s employees and Wavecom’s other stakeholders. The Wavecom Board has recommended that holders of Securities accept the Offers, and tender their Securities.

A description of the reasons for the Wavecom Board’s approval of the Offers is set forth in Wavecom’s Solicitation/Recommendation Statement on Schedule 14D-9.

Wavecom appointed Ricol, Lasteyrie & Associés to act as Wavecom’s independent expert (the “Independent Expert”). The Independent Expert set forth in its independent valuation report, dated December 23, 2008, in connection with the Offers and, if applicable, the squeeze-out that may be initiated pursuant to Article 237-14 et seq. of the General Regulations of the AMF (the “AMF General Regulations”), its opinion that, based upon and subject to the factors and assumptions set forth therein, (i) the consideration to be received by the holders of Shares is fair to such holders, and (ii) the consideration to be received by the holders of OCEANEs is fair to such holders, in each case, from a financial standpoint.

The Offers are conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs) that represent at least 50% plus one voting right of Wavecom’s voting rights (the “Minimum Tender Condition”).

For the purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration:

•	for the numerator: all the Shares validly tendered to the Offers (including Shares represented by ADSs) as of the date of closing of the last of the two Offers; and

•	for the denominator: all existing Shares of the Company as of the date of closing of the last of the two Offers, including Shares represented by ADSs (less all the treasury shares).

We reserve the right to waive or reduce the Minimum Tender Condition by filing an improved offer at least five French Trading Days before the close of the French Offer, in accordance with the provisions of Article 232-7 of the AMF General Regulations.

Certain legal approvals also apply to the Offers. See Section 16 — “Required Regulatory Approvals; Certain Legal Matters.”

The Offers are not subject to a financing condition.

According to information provided by Wavecom, as of December 15, 2008 there were 2,571,884 OCEANEs and 15,282,524 Shares outstanding and as of January 5, 2009, 579,559 Shares were represented by ADSs.

We are seeking to acquire all outstanding Securities and intend to request authorization from the AMF within three months of the closing of the French Offer to implement a squeeze-out of the remaining Shares, including Shares represented by ADSs, in the event the outstanding Shares then held by persons other than us and our affiliates do not represent more than 5% of the share capital or voting rights of Wavecom in accordance with Articles 237-14 et seq. of the AMF General Regulations.

We also intend to request authorization from the AMF, within three months of the closing of the French Offer, to implement a squeeze-out of the remaining OCEANEs in the event the total outstanding Shares held by persons other than us and Shares that may be issued as a result of the conversion of the OCEANEs held by persons other than us do not represent more than 5% of all Shares that exist and those that could be issued as a result of the conversion of the outstanding OCEANEs.

In the event that we are not able to implement a squeeze-out after the completion of the Offers, we reserve the right to request Euronext to delist the Shares from Euronext. Euronext will only approve such request if the liquidity of Shares is significantly reduced following the closing of the Offers, so that delisting would be in the interest of the market. We also reserve the right to request to delist the ADSs from Nasdaq, whether or not the Shares have been delisted from Euronext.

Neither we nor Parent currently own any Securities. For this purpose, Parent disclaims any interest in Securities held by any of its affiliated employee benefit plans.

This Offer qualifies as a “Tier II” offer in accordance with the rules of the Securities and Exchange Commission (the “Commission”) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable statutes and rules. In addition, we have requested from the Commission certain other relief from the otherwise applicable statutes and rules to allow this Offer to proceed in the manner described in this Offer to Purchase. In particular, we are requesting exemptive relief from the provisions of Rules 14d-11(c), 14d-11(d) and 14d-11(e) under the Exchange Act, collectively, to permit a Subsequent Offering Period for Shares and ADSs to be announced, commenced and conducted in accordance with French law and practice.

We may need to request additional relief. If we are unable to obtain such additional relief, we may have to amend this Offer to the extent we are permitted to do so as a matter of French law and regulations. While we do not anticipate that any amendment will be required that would be prohibited by French law, if such a conflict arises we may be unable to complete the Offers.

Material U.S. Federal and French income tax consequences of the sale of Shares, OCEANEs or ADSs are described in Section 6 of this Offer to Purchase.

This Offer to Purchase and the related ADS letter of transmittal and forms of acceptance for Shares and OCEANEs contain important information that should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

Material statements in this Offer to Purchase that are not based on historical facts constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian and French securities laws (“forward-looking statements”). These forward-looking statements are not promises or guarantees of future performance but are only predictions that relate to future events, conditions or circumstances or future results, performance, achievements or developments and are subject to substantial known and unknown risks, assumptions, uncertainties and other factors that could cause the actual results, performance, achievements or developments in our business or in our industry to differ materially from those expressed, anticipated or implied by such forward-looking statements. These forward-looking statements appear in a number of different places in this Offer to Purchase and can be identified by words such as “may”, “outlook”, “potential”, “emerging”, “believes”, “seeks”, “forecasts”, “estimates”, “goal”, “projects”, “expects”, “intends”, “believes”, “plans”, “anticipates”, “continue”, “growing”, “expanding” or their negatives or other comparable words. Forward-looking statements include, among other things, all statements regarding the Offers for the Shares, ADSs, and OCEANEs of Wavecom, the future of the wireless modem, machine-to-machine communications and other industries, future economic and market conditions, the promise of our strategic initiatives, the business pipeline, the reaction of Wavecom’s employees, customers, suppliers, contracting parties and other stakeholders to events surrounding the Offers, projections and assumptions underlying our financial analysis of our value and the Offers, the future value of Wavecom’s tax assets, the outlook for our future operations, plans and timing for the introduction or enhancement of our services and products, supply conditions, end customer demand conditions, channel inventory and sell through, revenue, gross margin, operating expenses, profits, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. The risk factors and uncertainties that may affect our actual results, performance, achievements or developments are many and include, amongst others, our ability to develop, manufacture, supply and market new products that we do not produce today that meet the needs of customers and gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, the continuous commitment of our customers, and increased competition. These risk factors and others are discussed in Parent’s and Wavecom’s respective filings and reports, which may be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, at the AMF’s website at www.amf-france.org, and in each of their other regulatory filings with the Securities and Exchange Commission in the United States, the Provincial Securities Commissions in Canada and the Autorité des marchés financiers in France. Many of these factors and uncertainties are beyond our control. Consequently, all forward-looking statements in this Offer to Purchase are qualified by this cautionary statement and are made only as of the date they are made. Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions and we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.

THIS OFFER IS BEING MADE ONLY TO HOLDERS OF ADSs, WHEREVER LOCATED, AND TO U.S. HOLDERS (WITHIN THE MEANING OF RULE 14D-1(D) UNDER THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED) OF SHARES AND OCEANEs.

THE FRENCH OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND IT MAY NOT BE ACCEPTED IN OR FROM, THE UNITED STATES. COPIES OF THE OFFER DOCUMENTATION BEING USED IN THE FRENCH OFFER AND ANY RELATED MATERIALS ARE NOT BEING AND SHOULD NOT BE MAILED OR OTHERWISE DISTRIBUTED OR SENT IN OR INTO THE UNITED STATES.

THE CIRCULATION, PUBLICATION, DISSEMINATION, DISPATCH, OR DISTRIBUTION OF THIS OFFER TO PURCHASE AND ANY OTHER MATERIALS RELATING TO THIS OFFER AND THE MAKING OF THIS OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED BY LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THIS OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS OFFER TO PURCHASE SHOULD INFORM THEMSELVES OF AND COMPLY WITH ANY APPLICABLE LEGAL RESTRICTIONS. ANY FAILURE TO COMPLY WITH SUCH RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE SECURITIES LAWS OF THAT JURISDICTION. WE DO NOT ASSUME ANY RESPONSIBILITY FOR ANY VIOLATION BY ANY PERSON OF ANY APPLICABLE LEGAL RESTRICTIONS.

THE TENDER OFFER

1.	Terms of this Offer

We hereby offer to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €8.50 net per ADS. We also offer to purchase all outstanding Shares held by U.S. holders for €8.50 net per Share (including any dividends payable) and all outstanding OCEANEs held by U.S holders for €31.90 plus Unpaid Accrued Interest per OCEANE.

Amounts in respect of the ADSs will be payable in U.S. dollars calculated by using the spot market exchange rate for the U.S. dollar against the euro on the date on which the U.S. Tender Agent receives confirmation of deposit of the euro funds in its account at its French custodian. See Section 2 — “Acceptance for Payment for, Return of and Payment for Securities.”

Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 noon, New York City time, on February 12, 2009, unless we, in our sole discretion, have extended the initial period of time during which this Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which this Offer, as so extended, shall expire.

This Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 — “Certain Conditions to the Offers; Withdrawal of the Offers.”

We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the Commission and French law and regulations, in our sole discretion, to waive the Minimum Tender Condition. We will not waive the Minimum Tender Condition unless, at the same time, we also waive the Minimum Tender Condition to the French Offer. Under French law and regulations, we may only waive the Minimum Tender Condition to the French Offer no later than five French Trading Days prior to the expiration of the French Offer. Under French law and regulations, if the Minimum Tender Condition to the French Offer is not satisfied and has not previously been waived, the French Offer would not be successful and all tenders of Securities would be declared void. In that case, we would return all tendered Securities to tendering holders, without interest or any other payments being due.

In light of complexities of the coordination of the French Offer and this Offer, and of the process by which the results of the Offers will be determined by the AMF in France, we may not know the definitive results in principle until up to nine French Trading Days after the Expiration Date, although it is anticipated that provisional results will be announced by the AMF prior to the publication of the definitive results, upon determination that the Minimum Tender Condition has been satisfied. At the time the AMF publishes the definitive results of the Offers by issuing an avis de résultat définitif, we will be in a position to announce the results of this Offer.

Subject to applicable rules and regulations of the Commission and to French law and regulations, we expressly reserve the right (but are not obligated), at any time and from time to time in our sole discretion, to extend the period during which this Offer is open and thereby delay acceptance for payment of, and payment for, any Securities, by giving oral or written notice of such extension to the U.S. Tender Agent and by making a public announcement of such extension. There can be no assurance that we will exercise our right to extend this Offer. During any extension of the initial Offer period, all Securities tendered and not withdrawn will remain subject to this Offer and subject to withdrawal rights.

The French Offer is currently scheduled to expire on the Expiration Date. If the French Offer is extended in accordance with French law, we currently intend to extend this Offer so that it will expire on the same day as the French Offer.

If we decide, in our sole discretion, to increase the consideration offered in this Offer to holders of Securities and if, at the time that notice of such change is first published, sent or given to holders in the manner specified below, this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then this Offer will be extended until the expiration of such period of 10 business days. For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We expressly reserve the right (but are not obligated), at any time or from time to time in our sole discretion, to modify or amend the terms and conditions of this Offer in any respect and, subject to the applicable rules and regulations of the Commission and to French law and regulations, to terminate this Offer and not accept for payment any Securities if any of the conditions to this Offer set forth in Section 15 have not been satisfied or upon the occurrence of any of the events set forth in Section 15, by giving oral or written notice of such termination to the U.S. Tender Agent and by making a public announcement of such termination. Notwithstanding the preceding sentence or any Adjustment, we will not decrease the price per Security payable in this Offer, reduce the number of Securities sought to be purchased in this Offer or impose any condition or termination rights other than those set out in Section 15.

If we make a material change in the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will disseminate additional tender offer materials and extend this Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which this Offer must remain open following material changes in the terms of this Offer or the information concerning this Offer, other than a change in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes.

We reserve the right, subject to applicable rules and regulations of the Commission, to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law. This reservation of rights is subject to the provisions of Rule 14e-1(c) under the Exchange Act, and any exemption therefrom for which this Offer may qualify as a Tier II offer or as a result of relief granted by the Commission, which, if such exemption were not available, would require us to pay the consideration offered or to return Securities deposited by or on behalf of tendering securityholders promptly after the termination of this Offer.

Any waiver of the Minimum Tender Condition or extension or amendment of this Offer, or any delay in acceptance for payment or payment or termination of this Offer, will be followed, as promptly as practicable, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d)(1), 14d-6(c) and 14e-1(d) (subject to any exemptive relief therefrom available under Rule 14d-1(d) under the Exchange Act or otherwise granted by the Commission) under the Exchange Act. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will, in accordance with the regulations of the Commission, include the approximate number of ADSs tendered to that date in this Offer but will not, due to complexities arising out of the coordination of the French Offer and this Offer and the fact that the AMF is responsible for publishing the number of Shares or OCEANEs tendered in the Offers after their closing, include the approximate number of Shares or OCEANEs tendered to that date. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release through Marketwire and making any appropriate filing with the Commission.

In the event of an extension of this Offer, we intend to seek to extend the French Offer. Any extension of the French Offer is subject to the prior approval of the AMF. It is possible, therefore, that the French Offer may terminate before this Offer and that Shares and OCEANEs tendered under the French Offer may be purchased by us prior to the purchase of Shares, OCEANEs and ADSs under this Offer, if required under French law or regulations. We currently intend that the Offers will expire on the same date.

If, as a result of the Offers, we acquire at least 50% plus one voting right of Wavecom on the basis of the existing voting rights as of the date of closing of the last of the two Offers, in accordance with the AMF General Regulations, the AMF will automatically reopen the French Offer for at least 10 French Trading Days. If the French Offer is so reopened, we may elect to provide a subsequent offering period (the “Subsequent Offering Period”) for this Offer. In the event of a Subsequent Offering Period, we will offer the same consideration that was offered during this Offer. Purchaser will accept any and all Securities validly tendered during the Subsequent Offering Period and not properly withdrawn prior to the expiration of the Subsequent Offering Period. The payment of the consideration to the tendering holders for their Securities tendered in the Subsequent Offering Period will occur following the expiration of such period.

This Offer to Purchase, the related ADS letter of transmittal, the related forms of acceptance for Shares and OCEANEs and other related materials will be mailed to registered holders of ADSs and to those registered holders of Shares and OCEANEs identified by Wavecom as being in the United States and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on a securityholder list for the ADSs or are otherwise identified by Wavecom as being in the United States or, if applicable, who are listed as participants in a clearing agency’s security position listing for the ADSs for subsequent transmittal to beneficial owners.

Treatment of the U.S. Holders of OCEANEs

(a)	OCEANEs Tendered in This Offer

U.S. holders of OCEANEs that wish to do so may only tender their OCEANEs in the U.S. Offer, subject to the terms and conditions described above.

(b)	OCEANEs Not Tendered in This Offer

Redemption in Case of Change of Control.  The change in ownership of the Shares (including Shares represented by ADSs) resulting from acceptances tendered pursuant to the Offers will, assuming satisfaction of the Minimum Tender Condition, constitute a change of control of Wavecom under the terms of the OCEANEs. In the event of a change of control of Wavecom, holders of OCEANEs that have not tendered their OCEANEs in the Offers will have the right to request early redemption of the OCEANEs in accordance with, and pursuant to, the terms thereof. In such case, Wavecom would be obligated to pay to each holder of OCEANEs that so elects to have its OCEANEs redeemed the nominal value of such OCEANEs (€31.30 per OCEANE) plus interest accrued from the last interest payment date preceding the early redemption date to the effective redemption date, as provided in the terms and conditions of the OCEANEs. In accordance with the terms of the OCEANEs, holders of OCEANEs that have not tendered their OCEANEs in the Offers will be informed by notice indicating the period during which the holders of the OCEANEs may request early redemption of their OCEANEs. All holders of OCEANEs that request such early redemption must do so no later than the last day of such announced period, through their usual intermediary, which will transmit such request to the intermediary in charge of financial services, in accordance with the terms of the OCEANEs. In the event of a change of control of Wavecom following the Offers, Purchaser intends to cause Wavecom to redeem early the OCEANEs it acquires, at their nominal value (€31.30 per OCEANE) plus the accrued but unpaid interest thereon, in accordance with their terms.

Redemption in Case of Delisting of the Shares.  In addition, representatives of the holders of the OCEANEs may require that all of the OCEANEs be redeemed, at a price equal to the nominal value (€31.30 per OCEANE) plus interest accrued from the last interest payment date preceding the early redemption date to the effective redemption date, in the event of a squeeze-out transaction or if the Shares cease to be listed either on Euronext or on a regulated market within the European Union.

Squeeze-Out Transaction; Delisting.  As discussed further below, Purchaser may, under certain conditions, implement a squeeze-out transaction targeting the OCEANEs. In such case, the holders of OCEANEs would be required to transfer their OCEANEs to Purchaser.

As discussed further below, the OCEANEs may, under certain conditions, be delisted from Euronext.

Treatment of the U.S. Holders of Warrants

According to Wavecom’s Schedule 14D-9C, filed December 24, 2008, the Warrants, which are not listed, may not, in accordance with the conditions of their issuance, be transferred, except in the case of a transfer to a spouse, descendant or ascendant in direct line or sibling. U.S. holders of Warrants that are exercisable and have been validly exercised during the U.S. Offer (or the Subsequent Offering Period, if any) may tender into the U.S. Offer (or the Subsequent Offering Period, if any) the Shares issued as a result of the exercise of such Warrants.

In the event the Offers are completed and Purchaser implements a squeeze-out or the trading of the Wavecom Shares is substantially limited, Purchaser intends to implement a liquidity mechanism based on the price or multiples implied by the price of the Offers for the benefit of the holders of Shares obtained as a result of the exercise of the Warrants which could not be exercised during the Offers (or the Subsequent Offering Period or reopened French Offer, if any) in accordance with applicable law and regulation.

Treatment of the U.S. Holders of Options, Warrants and Free Shares

U.S. Holders of stock options, warrants (bons de souscription d’actions) and founder’s share warrants (bons de souscription de parts de créateur d’entreprise) giving right to subscribe and/or acquire Shares of Wavecom and free shares issued pursuant to the free share scheme for employees that are subject to vesting or holding periods (collectively the “Warrants/Options”) cannot tender their Warrants/Options into this Offer. This Offer is only for the Shares, ADSs and OCEANEs of Wavecom. U.S. Holders of Options or Warrants who wish to tender into this Offer can only do so if their Warrants/Options are exchangeable or exercisable for Wavecom Shares, exercised (in accordance with their terms) and Shares obtained in respect thereof are timely tendered.

In the event the Offers are completed and Purchaser implements a squeeze-out or the trading of the Wavecom Shares is substantially limited, Purchaser intends to implement a liquidity mechanism based on the price or multiples implied by the price of the Offers for the benefit of the holders of Shares obtained as a result of the exercise of Options/Warrants which could not be exercised during the Offers (or the Subsequent Offering Period or reopened French Offer, if any) in accordance with applicable law and regulation.

2.	Acceptance for Payment, Return of and Payment for Securities

Subject to the terms and conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment any and all ADSs, and Shares and OCEANEs held by U.S. holders, validly tendered and not properly withdrawn or, in the event that the Offers are not successful (or are terminated), return such Securities as promptly as practicable after the Expiration Date in accordance with applicable French law and practice.

Acceptance of Tendered Securities.  If the Offers are successful, we will be deemed to have accepted for payment all Securities validly tendered and not properly withdrawn on the Expiration Date, as set forth in the final results of the Offers (avis de résultat définitif) published in France by the AMF. Under no circumstances will interest be paid on the purchase price of Securities, regardless of any delay in payment for such Securities.

Return of Tendered Securities.  In case any Securities validly tendered are not accepted for payment pursuant to the terms and conditions of this Offer, we will cause these Securities to be returned as soon as practicable following the announcement of the termination of the Offers, or the publication by the AMF of the results of the Offers, as the case may be.

Payment for Tendered Securities.  In the event that the Offers are successful, the cash consideration will be delivered to the tendering holders of Securities following the publication by the AMF of the final results of the Offers. If the Offers are consummated, the final settlement date for the Offers is expected to be up to approximately 12 to 18 French Trading Days following the Expiration Date. Similarly, in the event of a Subsequent Offering Period, settlement is expected to occur within approximately 12 to 18 French Trading Days following the expiration of the Subsequent Offering Period. With respect to tendered ADSs only, the cash consideration will be payable in U.S. dollars calculated by using the spot market exchange rate for the U.S. dollar against the euro on the date on which the U.S. Tender Agent receives confirmation of the deposit of the euro funds in its account at its French custodian, which is anticipated to be up to approximately 12 to 18 French Trading Days following the Expiration Date. Allowing two business days for the conversion of funds from euros to U.S. dollars, the U.S. Tender Agent is expected to pay for ADSs accepted in this Offer approximately 14 to 20 French Trading Days after the expiration of this Offer.

If, prior to the Expiration Date, we increase the consideration offered to any holder of Securities pursuant to this Offer, such increased consideration will be paid to all holders of Securities that are purchased pursuant to this Offer, whether or not such Securities were tendered prior to the announcement of such increase.

We reserve the right to transfer or assign in whole or in part, from time to time, to one or more of our affiliates the right to purchase all or any portion of the Securities tendered pursuant to this Offer, but any such transfer or assignment will not relieve us of our obligations under this Offer and will in no way prejudice the rights of tendering holders to receive payment for Securities validly tendered and accepted for payment pursuant to this Offer.

Under no circumstances will interest be paid on the purchase price for the Shares, OCEANEs and ADSs, regardless of any extension of the U.S. Offer or any delay in payment for such securities (other than Unpaid Accrued Interest included in the offer price of the OCEANEs).

3.	Procedure for Accepting this Offer and Tendering Securities

(a)	ADSs

American Depositary Receipts.  If you hold ADRs evidencing your ADSs, you may tender your ADSs by delivering the following materials to the U.S. Tender Agent prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase:

•	your ADRs;

•	a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees; and

•	any other documents required by the ADS letter of transmittal.

If an ADR is registered in the name of a person other than the signatory of the ADS letter of transmittal, the ADR must be endorsed or accompanied by the appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the ADR, with the signature(s) on the certificates or stock powers guaranteed as described below. See “— Signature Guarantees and Stock Powers.”

ADSs Held in Book-Entry Form.  If you hold your ADSs in book-entry form, you may tender your ADSs by taking, or causing to be taken, the following actions prior to the Expiration Date:

•	a book-entry transfer of your ADSs into the account of the U.S. Tender Agent at DTC, pursuant to the procedures described below;

•	the delivery to the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase of either:

•	a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees; or

•	an Agent’s Message (as defined below); and

•	the delivery to the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase of any other documents required by the ADS letter of transmittal.

Within two business days after the date of this Offer to Purchase, the U.S. Tender Agent will establish and maintain an account at DTC with respect to ADSs for purposes of this Offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the account of the U.S. Tender Agent in accordance with DTC’s procedure for the transfer. An “Agent’s Message” delivered in lieu of the ADS letter of transmittal is a message transmitted by DTC to, and received by, the U.S. Tender Agent as part of a confirmation of a book-entry transfer. The message states that DTC has received an express acknowledgment from the DTC participant tendering ADSs that such participant has received and agrees to be bound by the terms of the ADS letter of transmittal and that we may enforce such agreement against such participant.

Signature Guarantees and Stock Powers.  Except as otherwise provided below, all signatures on an ADS letter of transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on an ADS letter of transmittal need not be guaranteed (a) if the ADS letter of transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the ADS letter of transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the ADS letter of transmittal. If the ADSs are registered in the name of a person other than the signer of the ADS letter of transmittal, or if payment is to be made, or ADRs for ADSs not tendered or not accepted for payment are to be returned, to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner(s) or holder(s) appear(s) on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above. See Instructions 1, 5 and 7 of the ADS letter of transmittal.

Partial Tenders.  If you wish to tender fewer than all ADSs evidenced by any ADRs delivered to the U.S. Tender Agent, you must indicate this in the ADS letter of transmittal by completing the box entitled “Number of ADS(s) Tendered.”

Other Requirements.  Notwithstanding any provision hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Tender Agent of (a) depositary receipts for (or a Book-Entry Confirmation with respect to) such ADSs; (b) an ADS letter of transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS letter of transmittal); and (c) any other documents required by the ADS letter of transmittal.

The method of delivery of ADSs, the ADS letter of transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the U.S. Tender Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

(b)	Shares

Shares Held Through French Financial Intermediaries.  If you hold your Shares through a French financial intermediary, you should not complete the ADS letter of transmittal. Instead, you should contact the Information Agent and request the form of acceptance for Shares (unless you have already received the form of acceptance for Shares). You must instruct your French financial intermediary to deliver your Shares to the account of the U.S. Tender Agent at BNP Paribas, its French custodian, and complete and deliver the U.S. form of acceptance for Shares to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. Questions and requests for assistance may also be directed to the Information Agent.

Shares Held Through U.S. Custodians.  If you hold your Shares through a U.S. custodian, you should not complete the ADS letter of transmittal. Instead, your U.S. custodian should forward you the form of acceptance for Shares and instructions. If you have not yet received the form of acceptance for Shares and instructions from your U.S. custodian, please contact your U.S. custodian directly. You must instruct your U.S. custodian to deliver your Shares to the account of the U.S. Tender Agent at BNP Pariabs, its French custodian, and complete and deliver the form of acceptance for Shares to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. Questions and requests for assistance may also be directed to the Information Agent.

If you hold Shares in pure registered form (nominatif pur), you cannot tender them unless you first request that they be converted to administered registered form (nominatif administré) or to bearer form (au porteur). Shares held in pure registered form (nominatif pur) are registered in the books of Wavecom and are held in an account maintained by BNP Paribas Securities Services, the shareholder services provider that Wavecom has appointed. Shares held in administered registered form (nominatif administré) are also registered in the books of Wavecom but are held in an account maintained by an authorized financial intermediary (intermediaire financier habilité) of your own choice. Shares held in bearer form (au porteur) are not registered in the books of Wavecom and are held in an account maintained by an authorized financial intermediary of your own choice. If you wish to tender Shares that you hold in pure registered form, you must arrange with your French financial intermediary or U.S. custodian, as applicable, to open an account in which your Shares will be held. This process may involve the execution of a “mandat d’administration,” in the case of a request to convert your Shares into administered registered form, or the execution of a “convention de service et d’ouverture de compte,” in the case of a request to convert your Shares into bearer form, the content of both contracts being prescribed by the AMF. You should then send BNP Paribas Securities Services, in its capacity as Wavecom’s shareholder services provider, an instruction to convert your Shares to administered registered form or bearer form, as applicable, and the identification of the account to which your Shares should be transferred (your authorized French financial intermediary or U.S. custodian will provide you with the appropriate instruction form). BNP Paribas Securities Services will then take the necessary steps to deliver your Shares to the account identified in the instruction, in the case of the conversion to administered form (nominatif administré), or to instruct the central depository system (Euroclear, France) to proceed with the conversion of your Shares to bearer form and to deliver them to the identified account. The conversion takes approximately one to five French Trading Days, and you will be responsible for any related fees, commissions or expenses.

Book-Entry Transfer.  The U.S. Tender Agent will establish an account with respect to the Shares to be tendered into the U.S. Offer with its custodian in France, BNP Paribas which has an account through Euroclear. Any financial institution that is a participant in Euroclear’s systems may make a book-entry transfer of Shares by causing Euroclear to transfer such Shares into the account of the U.S. Tender Agent at BNP Paribas, in favor of the U.S. Tender Agent, in accordance with Euroclear’s procedures for such transfer. You should thus instruct your broker to tender the number of Shares you wish to tender by book-entry transfer to the U.S. Tender Agent’s account at BNP Paribas, (details of which are set forth in the form of acceptance for Shares). Although delivery of the Shares must be effected through book-entry transfer, the form of acceptance for Shares, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date and a confirmation of a book-entry transfer of Shares into the U.S. Tender Agent’s account at BNP Paribas as described above must be transmitted to and received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date.

The method of delivery of the form of acceptance for Shares and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the U.S. Tender Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Tender Agent of (a) a confirmation of book entry with respect to such Shares; (b) a form of acceptance for Shares (or a manually executed copy thereof), properly completed and duly executed; and (c) any other documents required by the form of acceptance for Shares.

(c)	OCEANEs

OCEANEs Held Through French Financial Intermediaries.  If you hold your OCEANEs through a French financial intermediary, you should not complete the ADS letter of transmittal. Instead, you should contact the Information Agent and request the form of acceptance for OCEANEs (unless you have already received the form of acceptance for OCEANEs). You must instruct your French financial intermediary to deliver your OCEANEs to the account of the U.S. Tender Agent at BNP Paribas, its French custodian, and complete and deliver the form of acceptance for OCEANEs to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. Questions and requests for assistance may also be directed to the Information Agent.

OCEANEs Held Through U.S. Custodians.  If you hold your OCEANEs through a U.S. custodian, you should not complete the ADS letter of transmittal. Instead, your U.S. custodian should forward you the form of acceptance for OCEANEs and instructions. If you have not yet received the form of acceptance for OCEANEs and instructions from your U.S. custodian, please contact your U.S. custodian directly. You must instruct your U.S. custodian to deliver your OCEANEs to the account of the U.S. Tender Agent at BNP Pariabs, its French custodian, and complete and deliver the form of acceptance for OCEANEs to the U.S. Tender Agent, in time so that each of those steps is completed prior to the expiration of this Offer. Questions and requests for assistance may also be directed to the Information Agent.

If you hold OCEANEs in pure registered form (nominatif pur), you cannot tender them unless you first request that they be converted to administered registered form (nominatif administré) or to bearer form (au porteur). OCEANEs held in pure registered form (nominatif pur) are registered in the books of Wavecom and are held in an account maintained by BNP Paribas Securities Services, the shareholder services provider that Wavecom has appointed. OCEANEs held in administered registered form (nominatif administré) are also registered in the books of Wavecom but are held in an account maintained by an authorized financial intermediary (intermediaire financier habilité) of your own choice. OCEANEs held in bearer form (au porteur) are not registered in the books of Wavecom and are held in an account maintained by an authorized financial intermediary of your own choice. If you wish to tender OCEANEs that you hold in pure registered form, you must arrange with your French financial intermediary or U.S. custodian, as applicable, to open an account in which your OCEANEs will be held. This process may involve the execution of a “mandat d’administration,” in the case of a request to convert your OCEANEs into administered registered form, or the execution of a “convention de service et d’ouverture de compte,” in the case of a request to convert your OCEANEs into bearer form, the content of both contracts being prescribed by the AMF. You should then send BNP Paribas Securities Services, in its capacity as Wavecom’s shareholder services provider, an instruction to convert your OCEANEs to administered registered form or bearer form, as applicable, and the identification of the account to which your OCEANEs should be transferred (your authorized French financial intermediary or U.S. custodian will provide you with the appropriate instruction form). BNP Paribas Securities Services will then take the necessary steps to deliver your OCEANEs to the account identified in the instruction, in the case of the conversion to administered form (nominatif administré), or to instruct the central depository system (Euroclear, France) to proceed with the conversion of your OCEANEs to bearer form and to deliver them to the identified account. The conversion takes approximately one to five French Trading Days, and you will be responsible for any related fees, commissions or expenses.

Book-Entry Transfer.  The U.S. Tender Agent will establish an account with respect to the OCEANEs to be tendered into the U.S. Offer with its custodian in France, BNP Paribas, which has an account through Euroclear. Any financial institution that is a participant in Euroclear’s systems may make a book-entry transfer of OCEANEs by causing Euroclear to transfer such OCEANEs into the account of the U.S. Tender Agent at BNP Paribas, in favor of the U.S. Tender Agent, in accordance with Euroclear’s procedures for such transfer. You should thus instruct your broker to tender the number of OCEANEs you wish to tender by book-entry transfer to the U.S. Tender Agent’s account at BNP Paribas, (details of which are set forth in the form of acceptance for OCEANEs). Although delivery of the OCEANEs must be effected through book-entry transfer, the form of acceptance for OCEANEs, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date and a confirmation of a book-entry transfer of OCEANEs into the U.S. Tender Agent’s account at BNP Paribas as described above must be transmitted to and received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date.

The method of delivery of the form of acceptance for OCEANEs and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the

U.S. Tender Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for OCEANEs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Tender Agent of (a) a confirmation of book entry with respect to such OCEANEs; (b) a form of acceptance for OCEANEs (or a manually executed copy thereof), properly completed and duly executed; and (c) any other documents required by the form of acceptance for OCEANEs.

(d)	General

Effects of Tender.  By tendering your Securities, you represent and warrant that you have the power and authority to tender, sell, assign and transfer the Securities tendered and that, when and if the Securities are accepted for payment, Purchaser will acquire good, marketable and unencumbered title to the tendered Securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claim or right. You also warrant that you will, upon request, execute and deliver any additional documents deemed by Purchaser or its agents to be necessary or desirable to complete the sale, assignment and transfer of the tendered Securities.

By executing the ADS letter of transmittal, the form of acceptance for Shares, or the form of acceptance for OCEANEs, as applicable, you will irrevocably appoint us or our designees as your attorneys-in-fact and proxies. Our appointment, or that of our designees, will be to the full extent of your rights with respect to the Securities tendered by you and accepted for payment by Purchaser or its designees. The appointment will be effective, and your voting rights will be affected, only when we accept for payment your tendered Securities in accordance with the terms of this Offer. Once we accept for payment your tendered Securities, the appointment will be irrevocable. Upon the effectiveness of the appointment, all prior proxies given by you will be revoked without further action, and you will not be able to give powers of attorney, proxies or written consents with respect to the Securities tendered by you and accepted by us. Our designees will have the authority to exercise all of your voting and other rights at any meeting of Wavecom’s shareholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for your Securities to be deemed validly tendered, immediately upon Purchaser’s acceptance of such Securities for payment, Purchaser must be able to exercise all rights of ownership, including full voting and disposition rights, with respect to such Securities.

Binding Agreement.  The valid tender of Securities pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the U.S. Offer. Our acceptance for payment of Securities, as described above, will constitute a binding agreement between the tendering security holder and us upon the terms and subject to the conditions of the U.S. Offer. Under no circumstances will interest be paid by us on the purchase price of the Securities, regardless of any extension of the U.S. Offer or any delay in making such payment (other than Unpaid Accrued Interest included in the offer price of the OCEANEs).

Other Requirements.  If the ADS letter of transmittal, the form of acceptance for Shares, form of acceptance for OCEANEs, or any stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing. Proper evidence of authority to act must be submitted by such persons, although we may waive this requirement.

If any ADR has been mutilated, destroyed, lost or stolen, you must contact The Bank of New York Mellon, as the ADS depositary under the ADS program, and comply with the requirements under the ADS deposit agreement to obtain a replacement ADR before you will be able to tender the ADSs evidenced by that ADR in this Offer.

If any evidence of ownership in respect of the Shares or OCEANEs has been mutilated, destroyed, lost or stolen, you must:

•	furnish to your French financial intermediary or U.S. custodian satisfactory evidence of ownership and of the destruction, loss or theft of such document; and

•	indemnify your French financial intermediary or U.S. custodian against loss.

Your tender of Securities pursuant to any of the procedures described above will constitute your binding agreement with us to the terms and conditions of this Offer.

Determination of Validity.  We will determine, in our sole discretion, all questions as to the validity, form and eligibility for payment of any tendered Securities. Our determination will be final and binding on the holders of Securities. We reserve the absolute right to reject any and all tenders that we determine are not in proper form or the acceptance for payment of, or payment for which may, in our opinion, be unlawful. We also reserve the right to waive any defect or irregularity in the tender of any Securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other securityholders. Unless otherwise waived by us, your tender of Securities will not be valid until all defects or irregularities have been cured or waived. None of Purchaser, the U.S. Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Securities, or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of this Offer will be final and binding on the holders of Securities.

4.	Withdrawal Rights

Securities tendered pursuant to this Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable.

For a withdrawal to be effective, the U.S. Tender Agent must receive in a timely manner a written notice of withdrawal. Any such notice must specify the name of the person who tendered the Securities being withdrawn, the number of Securities being withdrawn and the name of the registered holder, if different from that of the person who tendered such Securities. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution if, but only if, a signature guarantee was required on the original ADS letter of transmittal or form of acceptance. If Securities have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear to be credited with the withdrawn Securities. If depositary receipts representing the ADSs have been delivered or otherwise identified to the U.S. Tender Agent, the name of the registered owner and the serial numbers shown on such depositary receipts must also be furnished to the U.S. Tender Agent prior to the physical release of such depositary receipts.

Under French law, if, during the period of the Offers, another offer for Wavecom is approved by the AMF, your tenders of Securities will be declared null and void by the AMF. In addition, if an improved offer by a competing bidder is approved by the AMF, your tenders of Securities may also be declared null and void by the AMF. In each of these events, in order to tender your Securities in this Offer, if this Offer remains outstanding, you will be required to re-tender your Securities.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Our determination shall be final and binding on the holders of Securities. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived.

None of us, any of our affiliates, the U.S. Tender Agent, BNP Paribas, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will be deemed not to have been validly tendered for purposes of this Offer. However, withdrawn Securities may be re-tendered by following one of the procedures for tendering Securities described in Section 3 at any time prior to the Expiration Date.

In the event we provide a Subsequent Offering Period following this Offer, Securities tendered in the Subsequent Offering Period may be withdrawn at any time prior to the expiration of such period in the manner described above. No withdrawal rights will apply to Securities previously tendered in this Offer and accepted for payment. We will accept any and all Securities validly tendered during such Subsequent Offering Period and not properly withdrawn prior to its expiration.

5.	Certain Information Regarding Wavecom

Wavecom is a société anonyme with a share capital of €15,828,524, organized under the laws of France, registered with the Registry of Companies of Nanterre under number 391 838 042, having its principal executive offices located at 3, esplanade du Foncet, 92442 Issy-les-Moulineaux, Cedex, France (telephone number in Issy-les-Moulineaux + 33 1 46 29 08 00).

According to information provided by Wavecom, as of December 15, 2008 there were 2,571,884 OCEANEs and 15,828,524 Shares outstanding, and as of January 5, 2009, 579,559 Shares were represented by ADSs.

Except as otherwise set forth herein, the information concerning Wavecom contained in the U.S. Offer to Purchase has been based upon publicly available documents and records on file with the Commission, and other public sources. None of us, any of our affiliates or assigns, the Information Agent or the U.S. Tender Agent assumes responsibility for the accuracy or completeness of the information concerning Wavecom contained in such documents and records or for any failure by Wavecom to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, any of our affiliates or assigns, the Information Agent or the U.S. Tender Agent.

Wavecom described its business in its Annual Report on Form 20-F for the fiscal year ended December 31, 2007 and filed on April 8, 2008 as follows:

“We are a global technology company that develops, markets, and sells wireless platforms that can be embedded into virtually any machine or device, thus enabling it to transmit and receive both data and voice communications via wireless cellular network operators. Our highly sophisticated wireless platforms, are sold as wireless central processing units (Wireless CPU1s — including both smart modems and modules) and integrate all of the necessary software and hardware on miniature circuit board platforms that can be used for a wide variety of applications. We also provide our customers with development tools and engineering support services to facilitate the design and operation of innovative wireless products. Our tag line — “Smart wireless — Smart business” — succinctly describes how our customers benefit from using our products and services. During 2007, we offered, for the first time, a service platform that allows for the monitoring and maintenance of devices equipped with our Wireless CPU1s via a back-end server for the purposes of upgrading our software, the application software or wireless network software. This new service model opens the door to future contracts that we believe will eventually create subscription business providing a recurring income stream.

With over fourteen years in cellular telecommunications experience, we have attracted and developed a talented team of managers and employees who are focused on creating and selling wireless solutions to the enterprise market that includes hardware, software and services. Our engineering teams represent more than half of our employees, who have highly specialized expertise and know-how in the design and integration of radio-frequency-architected circuitry, communications software and base band ASICS (Application Specific Integrated Circuits), specifically designed for machine-to-machine processing and communication. Our products and services get to market by using a combination of our own direct sales force which is augmented by an extensive world-wide network of value-added distributors and manufacturers’ representatives that reach a large number of diverse customers and prospects from around the world. Although we do not operate our own production facilities, our operations teams have acquired substantial skills over the years in producing and manufacturing our Wireless CPU1s by working closely with our contract manufacturing partner located in China.

Our organizational structure is designed to reflect our strategic orientation. This structure includes management by geographic segment: EMEA (Europe Middle-East and Africa), APAC (Asia-Pacific) and the Americas (North and South America). Each of these regions is headed by a Group Vice President who has responsibility for developing customer relations and managing the profitability of the region. The regions are supported from a product standpoint by marketing and technology, research and development, and operations (manufacturing). During 2007 we added a matrix management structure for the automotive business which is headed by a Group Vice President who coordinated our global development efforts in automotive. Given the benefit of this worldwide coordination we saw in 2007, moving forward in 2008 each of the regional Vice Presidents now has, on top of his geographical responsibility, a matrix role of coordination for each of our most promising markets: including: automotive, wireless local loop and broader M2M areas. From an administrative standpoint the overall Company is supported by teams from finance, human resources and quality that are located in the regions and managed from our headquarters in France.”

As disclosed on October 6, 2008, in Exhibits 99(a)(5)(a) and 99(a)(5)(b) to the Form SC TO-C filed with the SEC by Gemalto S.A. (“Gemalto”), Gemalto, a société anonyme organized under the laws of France and controlled as defined by article L.233-3 of the French Commercial Code by Gemalto N.V., a corporation (naamloze vennootsschap) organized under the laws of The Netherlands, announced an offer to purchase the Shares of Wavecom for €7 per Share and the OCEANEs of Wavecom for €20 per OCEANE (the “Gemalto Offer”). As disclosed on October 17, 2008, in Exhibit 99(a)(5)(o) to the Form SC TO-C filed with the SEC by Gemalto, Gemalto raised its offer price for OCEANEs to €31.30 per OCEANE. This Offer is not part of the Gemalto Offer and is presented as an alternative to the Gemalto Offer. This Offer to purchase Wavecom Shares offers a 21% premium over the offer price for Shares in the Gemalto Offer and a 2% premium over the offer price for OCEANEs in the Gemalto Offer.

As disclosed on December 3, 2008, in Exhibit 99(a)(5)(viii) in Amendment No. 5 to Gemalto’s Schedule TO-T, Gemalto issued a press release stating that it would not raise its bid for Wavecom and that it would inform the AMF of its intention to terminate the Gemalto Offer. On December 9, 2008, the AMF announced that it would extend the expiration date of the Gemalto Offer until at least the opening of the French Offer.

Available Information.  Shares and ADSs are registered under the Exchange Act and, accordingly, Wavecom is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the Commission’s office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission’s public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

6.	Material United States Federal and French Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY PURCHASER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain material U.S. Federal and French income tax consequences of a sale of Securities for cash pursuant to this Offer and, if applicable, any subsequent squeeze-out transaction. This summary deals only with securityholders that are U.S. Holders (as defined below) that hold their Securities as capital assets. This summary does not purport to address all U.S. Federal and French income tax matters that may be relevant to a particular U.S. Holder of Securities. This summary does not address tax considerations applicable to securityholders that may be subject to special tax rules including, without limitation, the following: (a) non-U.S. Holders; (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that hold Securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes; (g) securityholders subject to alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) persons that own (or are deemed to own) 10% or more of the voting shares of Wavecom; (k) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (l) persons that have a “functional currency” other than the U.S. dollar; and (m) securityholders that acquired (or will acquire) Shares through the exercise of Options or otherwise as compensation.

This summary does not discuss any aspects of U.S. state or local taxation or taxation by countries other than the United States and France. This summary is based on the tax laws of the United States and France, including the U.S. Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions and regulatory and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

As used in this Section 6, the term “U.S. Holder” means a beneficial owner of Securities that is, for U.S. Federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any State thereof; (c) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (d) a trust if the trust has elected to be a domestic trust for U.S. Federal income tax purposes or (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. The U.S. Federal income tax treatment of a partner in a partnership that holds Securities will depend on the status of the partner and upon the activities of the partnership. Partnerships holding Securities should consult their tax advisors concerning the U.S. Federal income tax consequences to their partners of participation in this Offer or any subsequent squeeze-out transaction.

This discussion assumes, based on the discussion in the Wavecom 2007 Form 20-F, that Wavecom is not and was not at any time a passive foreign investment company (a “PFIC”) for U.S. Federal tax purposes. However, a company’s status as a PFIC is a factual determination that is made annually and depends on, among other things, a valuation of the company’s assets, including goodwill and other intangible assets. The Purchaser does not have sufficient information to determine whether the Company is or has ever been a PFIC. U.S. Holders are urged to consult their tax advisors concerning the potential application of the PFIC rules to their ownership and disposition of the Securities, including the OCEANEs.

The descriptions of U.S. Federal and French income tax consequences set forth below are for general information only. U.S. Holders of Securities should consult their own tax advisors as to the particular tax consequences to them of this Offer and any subsequent squeeze-out transaction, including the application of French, U.S. Federal, state, local and foreign tax laws and possible changes in tax laws.

U.S. Federal Income Taxation.  For U.S. Federal income tax purposes, a U.S. Holder of ADSs will be treated as the owner of the corresponding number of Shares held by the Depositary, and references in this summary to Shares refer also to ADSs representing the Shares.

Except for any amount of Unpaid Accrued Interest and accrued market discount (as discussed below) on OCEANEs, a U.S. Holder that participates in this Offer will generally recognize a capital gain or loss for U.S. Federal income tax purposes, in an amount equal to the difference, if any, between the U.S. dollar amount received and the U.S. Holder’s adjusted tax basis in the Securities. Any capital gain or loss recognized will be long-term capital gain or loss if the tendering U.S. Holder holding period for the Securities exceeds one year. In the case of a tendering non-corporate U.S. Holder, any long-term capital gain will generally be subject to U.S. Federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations. The tax treatment of Securities converted into cash pursuant to any subsequent squeeze-out would be the same as the tax treatment of Securities tendered in this Offer. With respect to the OCEANEs, the amount realized will not include amounts attributable to Unpaid Accrued Interest; these amounts will be treated as interest and as such will be taxed as ordinary income.

Further, with respect to the OCEANEs, under current law, any gain recognised on the maturity or disposition of an OCEANE that is treated as a Market Discount Note (as defined in the paragraph below) will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the OCEANE.

An OCEANE generally will be treated as purchased at a market discount (a “Market Discount Note”) if the OCEANE’s stated redemption price at maturity exceeds the amount for which the U.S. Holder purchased the OCEANE by at least 0.25% of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Under current law, market discount will accrue on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant-yield method. This election applies only to the Market Discount Note with respect to which it is made and is irrevocable.

A U.S. Holder’s tax basis in a Share or OCEANE will generally be its U.S. dollar cost, increased in the case of an OCEANE by the amount of any market discount included in the U.S. Holder’s income with respect to the OCEANE, and reduced by the amount of any amortisable bond premium that had been applied to reduce interest on the OCEANE. The U.S. dollar cost of a Share or OCEANE purchased with foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of Securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). Such an election by an accrual basis U.S. Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS. A U.S. Holder that receives foreign currency on a sale of Shares or OCEANEs generally will realize an amount of gain or loss based on the U.S. dollar value of the foreign currency on the date of the sale. On the settlement date, the U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of Shares or OCEANEs traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognized at that time. Any gain or loss recognized on the subsequent sale, conversion or disposition of such foreign currency will be U.S. source ordinary income or loss.

Reportable Transactions.  In general, any foreign currency loss will be treated as a “reportable transaction” for U.S. Federal income tax purposes to the extent that the amount of the loss equals or exceeds certain threshold amounts (U.S.$50,000 in the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, and U.S.$10 million in the case of corporate taxpayers). U.S. Holders should consult their own tax advisors concerning the application of the reportable transaction regulations to the U.S. Offer, including any requirement to file IRS Form 8886, to any foreign currency loss resulting from participation in this Offer or any subsequent squeeze-out transaction.

U.S. Federal Backup Withholding Tax.  All payments to which a securityholder would be entitled pursuant to this Offer or any subsequent squeeze-out transaction will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. Federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

French Taxation.

Subject to the provisions of applicable international tax treaties, capital gains realized upon the sale for consideration of Shares or ADSs by persons who are not French tax residents within the meaning of article 4 B of the French tax code (Code général des impôts) or whose registered office is located outside France, are generally not taxable in France to the extent that (i) the capital gains are not connected with a permanent establishment or fixed base subject to taxation in France, and (ii) that the transferor has not held (in the case of individuals, directly or indirectly, alone or with his or her spouse, his or her ancestors or descendants or the ancestors or descendants of his or her spouse) interests carrying the right to more than 25% of the profits of the company whose shares are being sold, at any time during the five years prior to the sale. Capital gains realized on the sale of a shareholding exceeding or having represented more than this 25% limit during the aforementioned period, are subject to tax in France at a rate of 18%, subject to the terms of any applicable international tax treaties.

Capital gains realized upon the sale of the OCEANEs by persons who are not French tax residents within the meaning of article 4 B of the French tax code or whose registered office is located outside France are generally not taxable in France to the extent that the capital gains are not connected with a permanent establishment or fixed base subject to taxation in France.

7.	Price Range of Shares, OCEANEs and ADSs; Dividends

Shares are traded on the Compartiment B of Euronext under the symbol “AVM” (ISIN Code FR0000073066) and ADSs, each representing one Share, are traded on Nasdaq under the symbol “WVCM”. The OCEANEs are traded on Euronext. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share and OCEANE on Euronext and per ADS on Nasdaq, respectively, as reported by NYSE Euronext and Nasdaq, respectively:

	Share	Share	ADS	ADS	OCEANEs
	High (€)	Low (€)	High (U.S.$)	Low (U.S.$)	High (€)	Low (€)

2006
First Quarter	11.60	8.60	13.86	10.39	—	—
Second Quarter	12.06	8.10	14.89	10.25	—	—
Third Quarter	10.22	7.43	13.00	9.37	—	—
Fourth Quarter	11.56	10.37	14.70	13.52	—	—
2007
First Quarter	17.04	11.20	22.78	14.51	—	—
Second Quarter	27.97	16.70	37.50	22.09	—	—
Third Quarter(1)	28.00	16.75	38.26	23.22	34.00	28.00
Fourth Quarter	19.51	11.38	27.66	16.38	29.99	21.66
2008
First Quarter	12.13	6.71	17.82	10.35	21.50	21.00
Second Quarter	8.43	5.66	13.20	8.94	21.00	19.31
Third Quarter	5.72	3.90	9.30	5.56	19.50	16.80
Fourth Quarter	8.27	3.98	11.49	5.26	30.45	15.95
2009
First Quarter (through January 7, 2009)	8.38	8.29	11.54	11.10	30.33	30.33

(1)	In the case of OCEANEs, from July 13, 2007

On October 3, 2008, the last full trading day prior to the announcement of the Gemalto Offer, the closing price of the Shares was €4.08 per Share, and. the closing price of the ADSs reported on Nasdaq was U.S.$5.60 per ADS. The OCEANEs are mainly traded over-the-counter and the liquidity on Eurolist by Euronext is very limited. On September 5, 2008, the last day that OCEANEs were traded prior to the announcement of the Gemalto Offer, the closing price of the OCEANEs on Eurolist by Euronext was €16.80 per OCEANE.

According to Wavecom’s 2007 Annual Report on Form 20-F filed April 8, 2008, Wavecom has never declared or paid any cash dividend.

Holders are urged to obtain a current market quotation for their Shares, OCEANEs, or ADSs before deciding whether to tender their Securities.

8.	Certain Information Regarding Parent and Purchaser

Parent, a Canadian corporation, is a company that provides leading edge wireless wide area modem solutions for the mobile computing, rugged mobile and machine-to-machine (“M2M”) markets. Parent is listed on Nasdaq and the Toronto Stock Exchange. Parent’s executive offices are located at 13811 Wireless Way, Richmond, BC V6V 3A4, Canada and its telephone number is +1 (604) 231-1100. Additional information about Parent can be found by accessing its public filings with the Commission at www.sec.gov.

Purchaser is an indirect wholly-owned subsidiary of Parent that was established to make the Offers and serve as a holding company for Wavecom. Purchaser is a société par actions simplifiée organized under the laws of France with a share capital of €37,000, registered with the companies and commercial registry of Paris under number 509 232 146, the registered office of which is 1, rue Favart, 75002 Paris, France. Purchaser’s telephone number, c/o Parent, is +1 (604) 231-1100.

Additional Information.  The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase.

None of Parent or Purchaser or, to the best of our knowledge, after due inquiry, any of the persons listed in Schedule A to this Offer to Purchase has during the past five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States Federal or state securities laws or a finding of any violation of United States Federal or state securities laws.

Except as described in this Offer to Purchase, none of Parent or Purchaser, any associate or majority-owned subsidiary of Purchaser or Parent or, to the best of our knowledge, after due inquiry, any of the persons listed in Schedule A to this Offer to Purchase (a) beneficially owns any Securities, (b) has effected any transaction in Securities during the past 60 days or (c) has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any Securities (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or voting of any such Securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). For the purpose of the preceding sentence, Parent disclaims any interest in Securities held by any of its affiliated employee benefit plans.

Except as set forth elsewhere in this Offer to Purchase, in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between Parent, any of Parent’s subsidiaries, Purchaser or, to Purchaser’s knowledge, after due inquiry, any of the persons listed in Schedule A, on the one hand, and Wavecom or any of its affiliates or its executive officers, directors or affiliates, on the other hand. Except as set forth elsewhere in this Offer to Purchase, in the past two years, there have been no negotiations, transactions or material contacts between Parent, Purchaser or any of their subsidiaries or, to our knowledge, after due inquiry, any of the persons listed in Schedule A, on the one hand, and Wavecom or any of its affiliates, on the other hand, concerning a merger, a consolidation, an acquisition, a tender offer for or other acquisition of any class of Wavecom’s securities, an election of Wavecom’s directors or a sale or other transfer of a material amount of assets of Wavecom.

9.	Source and Amount of Funds

Purchaser currently estimates that the total amount of funds required to purchase all of the Securities pursuant to the Offers and complete the transaction is approximately €226 million, including related transaction fees, costs and expenses. Parent intends to finance the Offers with available cash and funds borrowed through the credit facilities described below. Parent will make the proceeds of this financing available to Purchaser by way of intragroup loans.

On December 1, 2008, Parent, as borrower, entered into a senior-secured credit agreement (the “Credit Agreement”) with The Toronto-Dominion Bank as administrative agent (the “Agent”), Canadian Imperial Bank of Commerce as documentation agent, TD Securities and CIBC World Markets as co-lead arrangers and Canadian Imperial Bank of Commerce and The Toronto-Dominion Bank as lenders (the “Lenders”). The Credit Agreement provides for the creation of a revolving credit facility to provide Parent with cash for its working capital requirements, as well as a term credit facility to be made available to Parent for the purposes of financing the completion of the acquisition of the Shares, ADSs and OCEANEs pursuant to the Offers. The maximum amount available through the facilities is €218,000,000.

The revolving credit facility may be drawn in multiple borrowings in any of U.S. dollars, Canadian Dollars and euros, while the term credit facility may be drawn in multiple borrowings in euros only, with Parent permitted to borrow amounts under the term facility on the dates immediately preceding the dates Purchaser must purchase the Shares or the OCEANEs under the terms of the Offers. The available amounts under the term facility that are not borrowed prior to the payment dates for the Shares or OCEANEs will be cancelled and may not be subsequently borrowed.

The credit facilities are guaranteed by all subsidiaries of Parent (other than Purchaser and three other specified subsidiaries, including Sierra Wireless Luxembourg S.à r.l.). Additionally, as security for the obligations under the Credit Agreement, Parent has granted to the Agent (for the benefit of the Lenders) first-priority security interests in its personal property, as well as in the shares of certain subsidiaries of Parent; each guarantor has granted first-priority security interests in its personal property and in the shares that it owns from time to time; Sierra Wireless Luxembourg S.à r.l. has granted first-priority security interests in certain of its assets, including the shares of Purchaser; and Purchaser has granted first-priority security interests in certain of its assets, including the Shares and OCEANEs that it owns from time to time.

Borrowings under the term facility may only be LIBOR borrowings. Borrowings under the revolving facility may be prime rate, U.S. base rate or LIBOR borrowings. The LIBOR borrowings bear interest at the rate of LIBOR plus 375 basis points. The U.S. base rate is based on interest chargeable on U.S. dollar commercial loans made in Canada and the prime rate is based on Canadian dollar commercial loans made in Canada. U.S. base rate borrowings bear interest at the rate of the U.S. base rate margin plus 275 basis points and the prime rate borrowing bear interest at the rate of the prime rate plus 275 basis points. The LIBOR margin increases by 50 basis points per annum if the term facility is not repaid within 90 days of December 1, 2008. Each of the prime rate, U.S. base rate and LIBOR margin increases by 200 basis points per annum during the continuance of an event of default.

The credit facilities mature on December 1, 2009, though Parent is required to repay a portion of the term borrowings in monthly instalments commencing in September 2009. Subject to certain exceptions, Parent is also required to prepay outstanding amounts under the term facility with excess cash available following completion of the Offers and/or with the proceeds of the redemption of the OCEANEs and to prepay the principal under the credit facilities with proceeds from additional financings, disposals, debt issuances and insurance proceeds.

Parent is required to adhere to certain financial covenants, including:

•	maximum total debt to EBITDA ratio;

•	minimum interest expense coverage ratio; and

•	minimum shareholders equity.

Parent is subject to additional affirmative and negative covenants that affect its ability, among other things, to borrow money, incur liens, dispose of assets and make acquisitions. Events of default under the Credit Agreement include, among other things, failure to purchase 50% plus one share of the voting shares of Wavecom, a change of control of Parent, payment and covenant breaches, insolvency of Parent or its subsidiaries and any material adverse change.

Drawings under the credit facilities are conditioned upon, among other things:

•	the Lenders’ satisfaction with the terms of the Memorandum of Understanding and lock-up agreements;

•	there not having occurred a material adverse effect on Parent’s business, operations, properties, assets, prospects or condition (financial or otherwise) on a consolidated basis since December 31, 2007;

•	the deposit of specified cash collateral with the Agent;

•	the provision of certain audited and unaudited consolidated financial statements of Parent; and

•	the execution and/or delivery of definitive financing and security documentation.

Drawings under the term facility are additionally conditioned upon, among other things, acceptance by the AMF of the French Offer.

If any of these conditions is not met and is not waived by the Lenders, Parent will be unable to borrow funds under the Credit Agreement and will have to seek other financing to complete the Offers (subject to the covenants contained in the Credit Agreement).

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit (b)(i) to the Tender Offer Statement under cover of Schedule TO filed with the Commission on the date hereof. The Credit Agreement should be read in its entirety for a more complete description of the matters summarized above.

Purchaser has no alternative financing arrangements.

10.	Background of the Offers; Contacts with Wavecom

On February 27, 2008, Mr. Jason Cohenour, CEO of Parent, contacted Mr. Ronald Black, CEO of Wavecom, by telephone to discuss the M2M industry generally and to discuss the possibility of an acquisition of Wavecom by Parent.

On May 5, 2008, by email to Mr. Black, Mr. Cohenour discussed the merits of an acquisition of Wavecom by Parent. Additionally, Mr. Cohenour requested that Wavecom allow Parent to commence due diligence and hold presentation meetings with Wavecom’s management. Further emails were exchanged between Mr. Black and Mr. Cohenour between May 15 and

May 18, 2008, in the course of which Mr. Black informed Mr. Cohenour that he was not sure that the Wavecom Board would support the proposed transaction at this stage.

On June 11, 2008, Mr. Cohenour met Mr. Black at Wavecom’s offices in Paris. During the meeting Messrs. Black and Cohenour discussed the M2M industry in general and again discussed the potential for an acquisition of Wavecom by Parent.

On July 6, 2008, Mr. Cohenour sent an email to Mr. Anthony Maher, Chairman of Wavecom’s M&A Committee, introducing him to Mr. Charles Levine, Chairman of Parent’s board of directors.

On August 1, 2008, Mr. Levine proposed to Mr. Maher that Parent offer to acquire Wavecom. The proposal described in particular the conclusions of the due diligence performed by Parent using publicly available documents and presented drafts of the agreements that could be entered into with Wavecom, Mr. Black, the Wavecom founders and certain other shareholders of Wavecom, as well as new employment and non-compete agreements with certain key Wavecom employees and significant shareholders.

By letter dated August 19, 2008, Mr. Maher responded to Mr. Levine that, although he understood the strategic potential of the proposed acquisition, the Wavecom founders and the Wavecom Board felt that the proposed purchase price was not satisfactory. Nevertheless, Mr. Maher invited other informal discussions with Parent.

As disclosed on October 6, 2008 in Exhibits 99(a)(5)(a) and 99(a)(5)(b) to the Schedule TO-C filed with the SEC by Gemalto, Gemalto announced that it intended to commence a tender offer to purchase the Shares of Wavecom for €7 per share and the OCEANEs of Wavecom for €20 per OCEANE.

On October 7, 2008, Mr. Cohenour telephoned Mr. Black to discuss the Gemalto Offer and the potential for a friendly acquisition of Wavecom by Parent.

As disclosed on October 17, 2008, in Exhibit 99(a)(5)(o) to the Schedule TO-C filed with the SEC by Gemalto, Gemalto raised its offer price for OCEANEs to €31.30 per OCEANE.

On October 24, 2008, Parent sent Wavecom a letter confirming its serious interest in pursuing the acquisition of Wavecom. On that same date, Wavecom and Parent entered into a confidentiality agreement.

On October 26, 2008, Mr. Black and Ms. Chantal Bourgeat, Chief Financial Officer of Wavecom, met with Mr. Cohenour, Mr. David McLennan, Chief Financial Officer of Parent, and Mr. Trent Punnett, Senior Vice President, Marketing and Corporate Development of Parent, in Toronto to further discuss the Gemalto Offer and the possibility of a friendly acquisition of Wavecom by Parent.

On November 12, 2008, Mr. Cohenour and Mr. Black met in London together with representatives from their respective financial advisors (Lazard and Merrill Lynch) to discuss potential terms of the proposed acquisition of Wavecom by Parent.

On November 20 and 25, 2008, Mr. Cohenour and Mr. Black exchanged emails further discussing the possibility of a friendly acquisition of Wavecom by Parent.

On November 27, 2008, Mr. Cohenour and Mr. Black spoke by telephone to discuss further the potential terms and mechanics of a friendly acquisition of Wavecom by Parent.

On November 28, 2008, a conference call was held between Ms. Bourgeat and Mr. Trent Punnett, Senior Vice President, Marketing and Corporate Development of Parent, and others from both parties, to discuss certain aspects of the proposed acquisition.

On November 29 and 30, 2008, Mr. Punnett, Mr. Cohenour, Mr. Black, and Ms. Bourgeat met in Paris, together with their financial and legal advisors, to negotiate the terms of the Memorandum of Understanding.

On November 30 and December 1, 2008, Parent and Wavecom’s respective boards of directors met and approved the proposed acquisition of Wavecom by Parent. At a meeting of the Wavecom Board on December 1, 2008, it unanimously resolved that the offer made by Parent to acquire Wavecom is in the best interests of Wavecom, Wavecom’s employees and, subject to consideration of a fairness opinion drawn up by an independent expert, Wavecom’s shareholders. Following this meeting, the two companies entered into a Memorandum of Understanding.

In addition, on December 1, 2008, the Wavecom founders executed undertakings to tender, committing to tender all of their Shares in the Offers in support of the transaction.

On December 2, 2008, Parent and Wavecom publicly announces that they had entered into the Memorandum of Understanding and representatives from Parent and Wavecom held conference calls with investors and analysts to discuss the proposed business combination.

As disclosed on December 3, 2008, in Exhibit 99(a)(5)(viii) in Amendment No. 5 to Gemalto’s Schedule TO-T, Gemalto issued a press release stating that it would not raise its bid for Wavecom and that it would inform the AMF of its intention to terminate the Gemalto Offer.

On December 9, 2008, the AMF announced that it would extend the expiration date of the Gemalto Offer until at least the publication of the timetable for the French Offer.

On January 6, 2009, the AMF granted its visa to the French offer document.

On January 8, 2009, the U.S. Offer was commenced.

11.	Purpose of the Offers and Plans for Wavecom

(a)	Purpose of the Offers

The purpose of the Offers is for Purchaser to acquire control of, and the entire equity interest in, Wavecom.

The principal rationale behind the Offers is to strengthen, through the acquisition of Wavecom, Parent’s expertise in the market of M2M communications. Successful completion of the Offers would provide Parent with a very strong presence in Europe, the Middle-East, and Africa to support the growth of its core adapter business, including USB modems and PC Cards. The successful completion of the Offers would provide Parent with a product portfolio that spans many technology segments for the M2M market, the scale to invest in future technologies, and an IP position. Additionally, integration of Parent and Wavecom would result in cost savings, including economies of scale on overhead expenses and purchases, as well as less extensive geographical deployments.

(b)	Plans for Wavecom

Except as set forth in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to, or result in: (i) any extraordinary transaction involving Wavecom or any of its subsidiaries (such as a merger, reorganization or liquidation); (ii) any purchase, sale or transfer of a material amount of assets of Wavecom or any of its subsidiaries; (iii) any change in Wavecom’s Board of Directors or management; (iv) any material change in Wavecom’s present dividend rate or policy, or indebtedness or capitalization; or (v) any other material change in Wavecom’s corporate structure or business. However, upon consummation of the Offers and any squeeze-out transaction, Purchaser and Parent will reassess the situation, and may determine to take any of the above actions depending on the circumstances at that time.

Purchaser and Parent currently plan to operate Wavecom as a standalone business unit within Parent’s group. Purchaser and Parent also intend to keep the Wavecom trademark in order to capitalize on Wavecom’s brand strength in the market. However, Purchaser and Parent reserve the right, further to a review following the acquisition, to proceed with any merger of Wavecom with any company or companies of Parent’s group, or to transfer the acquired Shares from Purchaser to another company or companies within Parent’s group, in order to either facilitate the integration of Wavecom into Parent’s group or simplify the legal structure Parent’s group. Such reorganization or restructuring is not subject to obtaining a certain percentage of the share capital and voting rights of Wavecom or the implementation of a squeeze-out of the remaining shares of Wavecom. In addition, if the Offers are successful, Purchaser and Parent intend to propose a Parent-chosen group of Wavecom Board members. The composition of the Wavecom Board will take into account the new share ownership structure of Wavecom and, in particular, the ownership level of Purchaser. It is expected that most key employees of Wavecom will be retained in their current positions.

Wavecom has never paid a dividend to its shareholders and Purchaser currently does not plan to change the dividend distribution policy of Wavecom.

Squeeze-out — Delisting.  If the Offers are successfully completed, Purchaser or affiliates of Parent may seek to acquire additional Securities through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as any of them shall determine, which may be more or less than the price offered in the Offers. Parent and its affiliates also reserve the right to dispose of any or all Securities acquired by them.

Pursuant to Articles 237-14 et seq. of the AMF General Regulations, Purchaser intends, within a period of three months after the closing of the Offers, to request the AMF to implement a squeeze-out of Shares that have not been tendered in the Offers by minority shareholders if such Shares represent no more than 5% of the share capital or voting rights of Wavecom, subject to compensation being paid to such holders of Shares.

Purchaser also reserves the right, if it were at any time to hold, directly or indirectly, at least 95% of the voting rights of Wavecom, and a squeeze-out has not been implemented as described above, to file with the AMF a draft minority buy-out offer followed by, assuming it holds at least 95% of Shares, a squeeze-out of Shares and OCEANEs that are not held directly or indirectly by Purchaser or Parent. In such case, the squeeze-out will be subject to the control of the AMF. The AMF will determine whether the financial terms of the squeeze-out satisfy the valuation of the Shares and OCEANEs that we furnish and the report provided by the independent expert appointed in accordance with the provisions of Article 261-1 II of the AMF General Regulations.

In case it is not able to implement a squeeze-out after the closing of the Offers, Purchaser reserves the right to request Euronext to delist the Shares from the Eurolist by Euronexttm market. Euronext will only approve such request if the liquidity of Shares is significantly reduced following the closing of the Offers, so that delisting would be in the interest of the market.

Purchaser also reserves the right to request to delist ADSs from Nasdaq, whether or not Shares have been delisted from Euronext.

12.	Certain Effects of the Offers

Market for Securities.  The purchase of Securities pursuant to the Offers will reduce the number of holders of Securities and the number of Securities that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Securities held by persons other than Purchaser. Purchaser cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Securities or whether such reduction would cause future market prices to be greater or less than the price offered for such Securities in the Offers.

Euronext Listing of Shares and OCEANEs.  We may, if possible after the Offers, cause the Wavecom Shares and OCEANEs to cease to be listed and traded on Euronext. Euronext may only permit such delisting if the trading of the Shares and the OCEANEs, as applicable, is substantially limited following the closing of the Offers, so that the delisting would be in the best interest of the market, subject to Euronext market rules.

Nasdaq Listing of ADSs.  Depending upon the number of Shares and ADSs purchased pursuant to the Offers, the ADSs may no longer meet the quantitative requirements for continued listing on Nasdaq. Even if the ADSs continue to meet the listing requirements of Nasdaq, it is our intention to seek to cause Wavecom to effect the delisting of the ADSs from Nasdaq as promptly as practicable after the completion of the Offers. Voluntary delisting is accomplished upon written notice to Nasdaq. If, as a result of the purchase of ADSs pursuant to the U.S. Offer or otherwise, the ADSs no longer meet the requirements of Nasdaq for continued listing and the listing of the ADSs is discontinued, or if the ADSs are voluntarily delisted, the market for the ADSs could be adversely affected.

We may also request that Wavecom terminate the existing deposit agreement with The Bank of New York Mellon, through which the ADS program is operated.

Margin Regulations.  The ADSs and the underlying Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs and the underlying Shares. Depending upon factors similar to those described above regarding market quotations, it is possible that, following the Offers, ADSs and the underlying Shares would no longer constitute “margin securities” for the purpose of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.  The ADSs and the underlying Shares are currently registered under the Exchange Act. After the Offers are completed, the registration of ADSs and Shares with the SEC may be terminated by Wavecom upon application to the Commission if the U.S. average daily trading volume of Shares (including Shares represented by ADSs) has been no more than 5% of the average daily trading volume of Shares on a worldwide basis for a recent 12-month period, or if Shares and/or ADSs are held by fewer than 300 persons resident in the United States, determined based upon a look-through analysis.

Alternatively, Wavecom may qualify for suspension of reporting duties if its Shares are held by fewer than 300 persons worldwide, determined without a look-through analysis. Termination of registration of ADSs and the underlying Shares under the Exchange Act would substantially reduce the information required to be furnished by Wavecom to its securityholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to Wavecom, such as the requirement of furnishing an annual report on Form 20-F to securityholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Wavecom and persons holding “restricted securities” of Wavecom to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of ADSs and the underlying Shares under the Exchange Act were terminated, ADSs and the underlying Shares would no longer be eligible for listing on Nasdaq. Parent and Purchaser reserve the right to seek to cause Wavecom to terminate the registration of ADSs and the underlying Shares under the Exchange Act as soon after consummation of the Offers as the requirements for termination of registration are met.

13.	Certain Agreements

(a)	Confidentiality Agreement

On October 24, 2008, Parent and Wavecom entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the Confidentiality Agreement, Parent and Wavecom each agreed not to disclose certain information in connection with a potential business transaction between Parent and Wavecom, including information about Parent’s and Wavecom’s business and the properties of Parent and Wavecom. The Confidentiality Agreement sets out the parties’ obligations to keep the aforementioned information confidential and sets out the limited circumstances under which the confidential information of the other party may be disclosed. The foregoing summary of the Confidentiality Agreement is qualified in its entity by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(ii) to the Tender Offer Statement under cover of Schedule TO filed with the Commission on the date hereof. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized above.

(b)	Memorandum of Understanding

On December 1, 2008, Parent and Wavecom entered into a Memorandum of Understanding (the “Memorandum of Understanding”) pursuant to which, among other things, Parent agreed to make the Offers. The following summary of the Memorandum of Understanding is qualified in its entirety by reference to the Memorandum of Understanding, a copy of which is filed as Exhibit (d)(i) to the Tender Offer Statement on Schedule TO filed with the Commission on the date hereof. References to Articles in this summary are to Articles of the Memorandum of Understanding. The Memorandum of Understanding should be read in its entirety for a more complete description of the matters summarized below. See Section 1 of this Offer to Purchase for the terms of this Offer.

Termination of the Memorandum of Understanding.  The Memorandum of Understanding shall terminate automatically upon the occurrence of any of the following:

(i) if one of the Offers is not successful, upon announcement of the results of the Offers by the AMF;

(ii) if the French Offer is held non-compliant (non-conforme) by the AMF;

(iii) if a final and non-appealable order, action, decree or ruling by any governmental entity enjoins, restrains or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offers and either party delivers written notice of such decision to the other party;

(iv) if Wavecom delivers to Parent a written notice of a Superior Takeover Proposal (as defined in the Memorandum of Understanding) provided that, in the case of a tender offer, the AMF has cleared such proposal (déclaré conforme) and Wavecom has paid the break fee to Parent; and

(v) by mutual written consent.

The Memorandum of Understanding shall terminate, at the option of Parent, if:

(i) Parent withdraws the French Offer pursuant to Article 232-11 of the AMF General Regulations; or

(ii) the Wavecom Board withdraws or modifies its recommendation with respect to the Offers and/or recommends a tender offer or Takeover Proposal from a third party.

Any termination of the Memorandum of Understanding shall be without prejudice to the provisions of the Confidentiality Agreement, the provisions of the Memorandum of Understanding relating to the payment of the Break fee (as defined below), and the provisions of the Memorandum of Understanding relating to its interpretation, termination, notices and governing law and disputes.

If the Memorandum of Understanding is terminated, such termination shall not release Wavecom or Parent, as the case may be, from liability for any breach of the Memorandum of Understanding that has arisen as a result of a wilful breach by the breaching party, and all rights and remedies of the non-breaching party under the Memorandum of Understanding will be preserved.

Exclusivity.  The Memorandum of Understanding provides that, during the term of the Memorandum of Understanding, Wavecom undertakes:

(i) not to, directly or indirectly, (i) solicit, initiate or encourage, or take any action to facilitate, any Takeover Proposal or any inquiries reasonably likely to result in the making of any Takeover Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations with a third party regarding, or furnish to any third party any information, or take any other action to facilitate any inquiries with respect to, or otherwise cooperate in any way with, any Takeover Proposal;

(ii) to immediately cease and cause to be terminated all discussions or negotiations with any person conducted prior to the execution of the Memorandum of Understanding with respect to any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, and cause all materials and written information communicated by Wavecom or its advisors and agents to such person to be returned to Wavecom or destroyed;

(iii) to notify the Parent of the receipt by it, from the date of the execution of the Memorandum of Understanding, of each and any Takeover Proposal or of any contact reasonably likely to lead to a Takeover Proposal including the full details thereof (and any subsequent amendment thereof) and the identity of the persons involved, promptly and in any event within 24 hours of such receipt or contact, unless Wavecom is bound to keep such information confidential pursuant to a confidentiality agreement entered into prior to the date of execution of the Memorandum of Understanding, provided that Wavecom shall notify the person making the Takeover Proposal of the exclusivity provisions of the Memorandum of Understanding;

(iv) to keep the Parent reasonably and regularly informed of the status of any Takeover Proposal or contact, including the material details of such proposal;

(v) to grant Parent the right to modify the terms of the Offers and to negotiate in good faith with Wavecom during the five the business-day period following the later of the date Parent receives a copy of a Superior Proposal from Wavecom or the date Parent receives notice from Wavecom that the Wavecom Board has determined to proceed with a Superior Proposal; and

(vi) to adjourn the shareholders’ meeting that Wavecom called to be held on December 8, 2008 until the earlier of (i) the date when the French Offer is held non-compliant (non- conforme), as the case may be, (ii) the filing of a competing offer by any third party declared compliant (conforme) by the AMF, (iii) the withdrawal of the Offers, and (iv) 30 days following the publication of settlement and delivery of the Offers (règlement-livraison).

“Takeover Proposal” means any offer or proposal or indication of interest in making an offer or proposal from any person (other than Parent) that relates to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one or a series of related transactions, including, without limitation, by way of any merger, consolidation, amalgamation, tender offer, exchange offer, stock purchase, asset purchase, binding shares exchange, business combination, recapitalization, liquidation, dissolution, joint venture or any other type of transaction, of (a) assets or businesses that constitute or represent 15% or more of the total revenue or operating income or EBITDA or assets of Wavecom and its subsidiaries, taken as a whole, for the fiscal year ended 31 December 2007, or (b) 15% or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, any of Wavecom or Wavecom’s subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (a) above, in each case other than the Offers.

“Superior Proposal” means a Takeover Proposal which is a good faith unsolicited, fully financed and substantiated offer made in writing by a third party to purchase or otherwise acquire by any means at least a majority of the Shares or all or substantially all the assets of Wavecom and Wavecom’s subsidiaries taken as a whole, that the Wavecom Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to Wavecom, its employees, its shareholders and other securities holders than the transaction contemplated by Parent (after taking into account any revisions to the terms of the transaction contemplated by the Memorandum of Understanding in response to the proposal made by the third party and the time likely to be required to consummate such proposal).

Break-up Fee.  Under the Memorandum of Understanding, Wavecom shall pay to Parent a break-up fee of €3,270,000, representing approximately 1.5% of the Offers’ total consideration (the “Break Fee”), in order, inter alia, to compensate Parent for a fraction of its costs, if:

(a) the Wavecom Board withdraws or modifies the Board Recommendation; or

(b) Wavecom recommends a tender offer or a Takeover Proposal from a third party and/or enters into an agreement with a third party with respect to such Takeover Proposal; or

(c) the French Offer is withdrawn pursuant to Article 232-11 of the AMF General Regulations; or

(d) the AMF announces that the results of a competing offer for the Company’s securities made by a third party is successful or another Takeover Proposal is consummated in breach of the Memorandum of Understanding.

The payment of such Break Fee will occur within five calendar days of the date on which the event having triggered it shall have occurred.

The payment of the Break Fee shall not constitute the exclusive remedy of Parent under the Memorandum of Understanding.

Stock Options and Warrants.  The Memorandum of Understanding provides for the creation of a liquidity mechanism in relation to the Options and Warrants:

If the Offers are successful and (i) upon implementation of a squeeze-out relating to the Shares or (ii) if the trading of Wavecom’s Securities is otherwise substantially reduced, the Parent agrees that it will offer the benefit of a liquidity mechanism in relation to the Company’s Options and Warrants (to the extent the corresponding Shares cannot be tendered to the Offers).

Treasury Shares.  The Memorandum of Understanding provides that Wavecom undertakes not to tender and to cause its affiliates not to tender to the French Offer, any of the Treasury Shares it or such affiliates hold and will come to hold from the date of the Memorandum of Understanding. Additionally, Wavecom undertakes not to transfer and to cause its affiliates not to transfer any of the Treasury Shares to any third party except to beneficiaries in accordance with the terms and conditions of the existing Warrants/Options plans.

For the purposes of the Memorandum of Understanding, the term “Treasury Shares” means Shares held, from time to time, by Wavecom or any member of Wavecom’s group.

Representations and Warranties.  Under the Memorandum of Understanding, Wavecom makes representations and warranties as to, among other things: the validity of the issuance or grant of Shares and Warrants/Options; the belief of Wavecom that neither it nor its subsidiaries provides products or technologies having military, police or other national security applications to the U.S. government; and the belief of Wavecom that neither it nor its subsidiaries carries out activities that would require a filing relating to foreign investment control pursuant to article L.151-3 of the French Financial and Monetary Code.

Third Party Consents.  Under the Memorandum of Understanding, Wavecom undertakes to use its commercially reasonable efforts to obtain, prior to announcement of the results of the Offers by the AMF, consents by third parties under change of control clauses in contracts of Wavecom where those consents are necessary to avoid disruption or prejudice to the business of Wavecom as a result of the change of control of Wavecom in connection with the Offers.

Cooperation Between the Parties to the Memorandum of Understanding.  Upon the terms and subject to the conditions set forth in the Memorandum of Understanding, the parties to the Memorandum of Understanding undertake to cooperate for the purpose of completing the Offers and the acquisition of Wavecom by Parent or an affiliate of Parent. For the purposes of completing the Offers, the parties to the Memorandum of Understanding also undertake to cooperate and promptly inform each other with respect to issuing all notifications, making any requests and obtaining all necessary approvals and authorizations under all laws and regulations of any relevant jurisdictions, and each of the parties to the Memorandum of Understanding must, provided that it does not have adverse consequences for such party or any member of its group, use commercially reasonable efforts to obtain, as soon as practicable after the date of the Memorandum of Understanding, all necessary no-action letters, approvals and authorizations from governmental entities, including the U.S. Department of Justice and any other local antitrust authority. Additionally, the parties to the Memorandum of Understanding undertake to cooperate with each other to fulfil all applicable requirements of the AMF, the SEC, Nasdaq and NYSE-Euronext, to respond to comments from any of the foregoing, and to make such amendments and supplements to filings as may be required. To the extent not prohibited by applicable law, Wavecom undertakes to furnish to Parent such information and assistance (including updated lists of security holders, security positions listings and computer files) as Parent may reasonably request in structuring the Offers and in communicating the Offers to the holders of Securities of otherwise. Additionally, the parties undertake to notify the other if and to the extent either party becomes aware that any information supplied by it or included in filings with the AMF or the SEC in respect of the Offers shall have become false or misleading in any respect, and each party undertakes to notify the other party upon receipt of any comments from the AMF or the SEC or upon any request from the AMF or the SEC for amendments or supplements to filings.

(c)	Undertakings to Tender

Pursuant to an agreement dated December 1, 2008, Mr. Michel Alard, one of the founders of Wavecom, and certain members of his family undertake to tender to the French Offer 1,538,533 Shares, representing 9.72% of the share capital and 10.44% of the voting rights of the Company.

Pursuant to an agreement dated December 1, 2008, Mr. Aram Hékimian, one of the founders of Wavecom, and certain members of his family undertake to tender to the French Offer 1,800,381 Shares, representing 11.37% of the share capital and 12.22% of the voting rights of the Company.

Pursuant to these undertaking agreements, the founders and certain members of their families undertake not to encourage or facilitate a competing offer that could be launched by a third party. The undertakings of the founders shall be void in the event that a third party files a public offer competing with, or higher (surenchère) than, the French Offer, and in each case the relevant offer is declared compliant (conforme) by the AMF, provided however that all of the undertakings of the Shareholders will immediately apply with full force, mutatis mutandis, in the event that Purchaser makes a competing offer or a higher bid, as the case may be, that is declared compliant by the AMF, in which case the founders shall observe such agreements, and tender the Shares to Purchaser, as if the agreements of the founders had never been void.

In the event a competing offer is filed with the AMF by a third party, if either of the founders either (i) tenders any of the Shares held by such founder to any such third party’s competing offer; or (ii) sells (on the market or off-market) or transfers (or otherwise disposes of or permits the transfer of) all or any of the Shares to a third party, such founder shall pay to Parent an amount equal to the number of Shares having been the subject of any of the acts referred to in paragraphs (i) and (ii) multiplied by 35% of the difference between the price per Share obtained by the Shareholder pursuant to the taking of any of the acts referred to in items (i) and (ii) and the offer price.

14.	Dividends and Distributions

Wavecom has never declared or paid any dividends. Following the completion of the Offers, We do not currently plan to cause Wavecom to pay any dividends.

15.	Certain Conditions to the Offers; Withdrawal of the Offers

Conditions to the Offers.  Notwithstanding any other term of this Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Securities promptly after the termination of this Offer), to pay for any Shares, OCEANEs or ADSs tendered pursuant to this Offer and may terminate or amend this Offer, as described above, unless Shares (including Shares represented by ADSs) validly tendered and not properly withdrawn prior to the expiration of the Offers represent at least 50% plus one of Wavecom’s voting rights.

For the purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration:

•	for the numerator: all the Shares validly tendered to the Offers (including Shares represented by ADSs) as of the date of closing of the last of the two Offers; and

•	for the denominator: all existing shares of the Company as of the date of closing of the last of the two Offers, including Shares represented by ADSs (less all the treasury shares).

We may waive or reduce the Minimum Tender Condition at any time on or prior to the date that is five French Trading Days prior to the expiration date of the French Offer. Under applicable French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the AMF to extend the offer period. In this case, tenders of Securities into the Offers may also be declared null and void by the AMF, in which case holders of Securities who wish to tender those securities into the Offers will be required to re-tender their Securities. Unless we waive the Minimum Tender Condition, if the Minimum Tender Condition is not satisfied, the Offers, including this Offer, will not be completed.

For purposes of determining whether the Minimum Tender Condition is met, the U.S. Tender Agent will calculate the number of ADSs tendered in the U.S. Offer, and Euronext will calculate the number of Shares and OCEANEs tendered in the Offers. The U.S. Offer will expire at 12:00 noon New York City time on the Expiration Date. Whether the Minimum Tender Condition has been satisfied will only be known once the provisional results of the Offers are published by the AMF. The definitive results of the Offers will be published by the AMF no later than nine French Trading Days after the closing of the U.S. Offer.

If the Minimum Tender Condition (unless we have waived the Minimum Tender Condition) is not satisfied as of the Expiration Date, the Offers will not be completed successfully. If the Offers are not completed successfully, Securities that have been tendered to the Offers will be returned to the tendering holders without interest or any other payment being due to the holders of such Securities.

The Minimum Tender Condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Withdrawal of the Offers.  Pursuant to Article 232-11 of the AMF General Regulations, we may withdraw the Offers: (a) within five French Trading Days following the date of the publication by the AMF of the timetable for a competing offer or an improved offer by a competing bidder; or (b) with the prior approval of the AMF, if Wavecom adopts measures that modify Wavecom’s substance (modifiant sa consistance) or if the Offers become irrelevant (sans objet) under French law. In either of these two cases, if we withdraw the Offers, the Securities tendered to the Offers will be returned to their holders, without interest or any other payment being due to the holders of such Securities.

16.	Required Regulatory Approvals; Certain Legal Matters

U.S. Competition Laws.  Under HSR and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Department of Justice and the required waiting period has expired or been terminated and no orders have been issued prohibiting the transaction. On December 12, 2008, U.S. regulators informed us that early termination of the required waiting period had been granted.

Nevertheless, private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Accordingly, there can be no assurance that a challenge to the acquisition of Wavecom Securities pursuant to the Offers on U.S. antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail.

Competition Laws of Other Jurisdictions.  Purchaser and Wavecom have assets and sales in numerous jurisdictions throughout the world other than the United States and France. Many of those jurisdictions have antitrust or competition laws that could require that notifications be filed and clearances obtained prior to completion of the proposed transaction. Other jurisdictions require filings following completion of the transaction. Appropriate filings will be made in those jurisdictions where it is determined that a filing is required.

The antitrust or competition laws of certain jurisdictions outside of the United States permit relevant agencies to investigate and take proceedings in respect of transactions that are perceived to have an effect on competition in the jurisdiction. Although Purchaser does not anticipate that there will be any investigations or proceedings that would have a material impact on the completion of the Offers, there can be no assurance that such investigations or proceedings will not be initiated and, if initiated, would not have a material adverse impact on the completion of the Offers.

Effect of Antitrust Laws.  If the Offers were subject to a condition that no stop orders prohibiting the completion of the Offers be issued or that any other approvals under other applicable antitrust laws be received as required by law (an “antitrust condition”), under applicable French regulations, the French Offer would lapse (serait caduque, meaning it would be null and void) in the event that the applicable authority issues a second request. Accordingly, because Purchaser believes that it can obtain all applicable antitrust regulatory approvals required for the acquisition of Securities pursuant to the Offers, and in order to prevent the French Offer from lapsing (est caduque, meaning it is null and void) under applicable French regulations if the applicable authority were to issue a second request, Purchaser has determined that it is not necessary or advisable to condition the Offers on an antitrust condition, and, as a result, there is no antitrust condition to the Offers.

General.  Except as set forth above or as otherwise set forth in this Offer to Purchase, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the Securities. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Wavecom’s or Purchaser’s business or that certain parts of Wavecom’s or Purchaser’s business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. In addition to any approval or action by governmental, administrative or regulatory agencies, certain existing significant contractual arrangements of Wavecom may be subject to the receipt of consents of counterparties in connection with the Offers. There can be no assurance that such consents will be obtained.

17.	Fees and Expenses

Lazard Frères & Co. LLC (“Lazard”) is acting as Dealer Manager in connection with this Offer and Lazard has provided certain financial advisory services to Parent and Purchaser in connection with the proposed acquisition of Wavecom. Parent and Purchaser have agreed to pay Lazard reasonable and customary compensation for its services and will reimburse them for certain out-of-pocket expenses. Parent and Purchaser have agreed to indemnify Lazard and certain related parties against specified liabilities incurred in connection with its engagement, including liabilities under the U.S. Federal securities laws. In the ordinary course of Lazard’s businesses, Lazard and its affiliates may actively trade or hold securities or loans of Parent and Wavecom for Lazard’s own accounts or for the accounts of customers and, accordingly, Lazard or its affiliates may at any time hold long or short positions in these securities or loans.

Parent and Purchaser have retained D.F. King & Co., Inc. (and certain of its affiliates) to be the Information Agent in connection with the Offers and The Bank of New York Mellon, to be the U.S. Tender Agent in connection with this Offer. The Information Agent may contact holders of Shares and ADSs by mail, telephone, telecopy, telegraph and personal interview regarding this Offer and may request banks, brokers, dealers and other nominees to forward materials relating to this Offer to beneficial owners of Shares and ADSs.

The Information Agent and the U.S. Tender Agent each will receive customary compensation for their respective services in connection with the Offers, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under U.S. Federal securities laws.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the U.S. Tender Agent and the Information Agent) in connection with the solicitation of tenders of Shares and ADSs pursuant to this Offer. Banks, brokers, dealers and other nominees may, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials relating to this Offer to their customers.

18.	Miscellaneous

Generally, the circulation, publication, dissemination, dispatch, or distribution of this document and any other materials relating to this Offer and the making of this Offer may, in some jurisdictions, be restricted by law. This Offer is not being made, directly or indirectly, in, and may not be accepted from within, any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction or would require Purchaser to make a public offer in any jurisdiction other than the United States, or France in connection with the separate French Offer. Purchaser has not sought and will not seek any regulatory approval of any securities exchange authority or similar regulatory authorities (other than competition and anti-trust authorities) outside France and the United States in connection with the French Offer and the U.S. Offer, respectively. Persons who come into possession of this document should inform themselves of and comply with any applicable legal restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of that jurisdiction. Purchaser does not assume any responsibility for any violation by any person of any applicable legal restrictions.

Purchaser has filed with the Commission a Tender Offer Statement under cover of Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to this Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. See Section 5 — “Certain Information Regarding Wavecom — Available Information.”

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the ADS letter of transmittal and the forms of acceptance for Shares or OCEANEs and, if given or made, such information or representation must not be relied upon as having been authorized.

SIERRA WIRELESS FRANCE SAS

January 8, 2009

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE
EXECUTIVE OFFICERS OF
SIERRA WIRELESS, INC. AND SIERRA WIRELESS FRANCE SAS

SIERRA WIRELESS, INC.

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Sierra Wireless, Inc. The business address of each director is 13811 Wireless Way, Richmond, British Columbia, V6V 3A4, Canada.

Name	Principal Occupation	Material Occupations for Past Five Years	Citizenship

Gregory D. Aasen	Independent Outside Director	Chief Strategy Officer of PMC-Sierra, Inc. from September 2005 to June 2007; Vice-President and General Manager, Communication Products Divisions of PMC- Sierra, Inc. from 2004 to September 2005; Chief Operating Officer of PMC- Sierra, Inc. from 1997 to 2004 and Chief Technology Officer of PMC-Sierra, Inc. from 2003 to 2004.	Canadian

Paul G. Cataford	President and Chief Executive Officer of University Technologies International, Inc.	President and Chief Executive Officer of University Technologies International, Inc. from 2004 to present; Managing Partner of HorizonOne Asset Management from December 2002 to 2004; Consultant from March 2002 to December 2002; Executive Managing Director of BMO Nesbitt Burns Equity Partners Inc. from 2001 to 2002.	Canadian

Peter Ciceri	President of Custom House Global Foreign Exchange	President of Custom House Global Foreign Exchange from January 2007 to present; Corporate Director and principal of Peter Ciceri & Associates Executive Coaching and Business Counselling Services from 2001 to present.	Canadian

Jason W. Cohenour	President and Chief Executive Officer of Sierra Wireless, Inc.	President and Chief Executive Officer of Sierra Wireless, Inc. from October 2005 to present; Chief Operating Officer of Sierra Wireless, Inc. from August 2004 to October 2005; Senior Vice President, Worldwide Sales of Sierra Wireless, Inc. from 2000 to August 2004.	American

Charles E. Levine	Independent Outside Director	President and Chief Operating Officer of Sprint PCS from 2000 to 2002.	American

S. Jane Rowe	Executive Vice President, Scotiabank	Executive Vice President, Domestic Personal Lending and Insurance and President and CEO of Scotia Mortgage Corporation; Vice Chairman of Maple Trust Company from May 2006 to July 2007; President and Chief Executive Officer of Roynat Capital from 2004 to 2006; Senior Vice President, Global Risk Management Division of Scotiabank from 2002 to 2004.	Canadian

David B. Sutcliffe	Independent Outside Director	Chief Executive Officer of Sierra Wireless, Inc. from May 1995 through October 2005.	Canadian

A-1

Name	Principal Occupation	Material Occupations for Past Five Years	Citizenship

Kent Thexton	Managing Partner, i- wireless LLC	Managing Partner, i- wireless LLC from November 2006 to present; Chairman of Redknee from 2004 to present; Executive Chairman of SEVEN Networks, Inc. from November 2006 to present; President and Chief Executive Officer of Seven Networks, Inc. from April 2004 to October 2006.	Canadian

Set forth below are the name and current principal occupation or employment of each executive officer of Sierra Wireless, Inc. (Parent). The business address of each executive officer is 13811 Wireless Way, Richmond, British Columbia, V6V 3A4, Canada.

Name	Principal Occupation	Material Occupations for Past Five Years	Citizenship

Jason W. Cohenour	President and Chief Executive Officer	President and Chief Executive Officer of Sierra Wireless, Inc. since October 2005; Chief Operating Officer of Sierra Wireless, Inc. from August 2004 to October 2005; Senior Vice President, Worldwide Sales of Sierra Wireless, Inc. from 2000 to August 2004.	American

James B. Kirkpatrick	Chief Technology Officer	Chief Technology Officer of Sierra Wireless, Inc. from September 2004 to present; Senior Vice-President, Engineering of Sierra Wireless, Inc. from August 2003 to August 2004; President and Chief Executive Officer of AirPrime, Inc. from July 2002 to August 2003; Senior Vice- President, Engineering of AirPrime, Inc. from September 2000 to March 2003.	American

David G. McLennan	Chief Financial Officer and Secretary	Chief Financial Officer of Sierra Wireless, Inc. from March 2004 to present; Consultant to BCE Emergis from September 2002 to January 2003; Chief Financial Officer of Bell Canada from June 2002 to September 2002; President and Chief Operating Officer of Bell ExpressVu from November 1999 to June 2002.	Canadian

Trent H. Punnett	Senior Vice President, Marketing and Corporate Development	Senior Vice-President, Marketing and Corporate Development from February 2006 to present; Vice-President, Marketing of Sierra Wireless, Inc. from January 2005 to January 2006; Vice-President, Marketing and Product Line Management of Motorola from July 2003 to December 2004; Senior Director, Marketing and Product Line Management of Motorola from 2000 to June 2003.	Canadian

Mr. Joseph Réal Luc Faucher, a citizen of France, is the sole director and executive officer of Sierra Wireless France SAS. From 2007 to the present, Mr. Faucher has been a business development director at Sierra Wireless Europe. From 2005 to 2007, Mr. Faucher was a Senior Director of Business Development at Capgemini Telecom Europe. From 2003 to 2005, Mr. Faucher was an EMEA Sales Director for embedded modules at Motorola Europe. His business address is 1 rue Favart 75002 Paris, France.

The ADS letter of transmittal, ADRs, forms of acceptance for Shares or OCEANEs or any other required documents should be sent by each holder of ADSs, Shares or OCEANEs or such holder’s broker, dealer, commercial bank, trust company or other nominee to the U.S. Tender Agent as follows:

The U.S. Tender Agent for the U.S. Offer is:

THE BANK OF NEW YORK MELLON

By Mail: BNY Mellon Shareowner Services Attn: Corporate Action Department P.O. Box 3301 South Hackensack, NJ 07606	By Overnight Delivery/Hand: BNY Mellon Shareowner Services Attn: Corporate Action Department, 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Any questions or requests for assistance or additional copies of this Offer to Purchase, the ADS letter of transmittal or the forms of acceptance for Shares and OCEANEs and other related materials may be directed to the Information Agent or the Dealer Manager at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

D.F. KING & CO., INC.
48 Wall Street
New York, New York 10005
U.S. Toll Free Number for holders of Securities in the United States: (800) 290-6429
U.S. Number for banks and brokers: +1 (212) 269-5550

The Dealer Manager for the U.S. Offer is:

LAZARD FRÈRES & CO. LLC
30 Rockefeller Plaza
New York, NY 10020